EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GFA HOLDINGS, INC.

SHAREHOLDERS’ REPRESENTATIVE

BSB ACQUISITION CO., INC.

AND

BOULDER SPECIALTY BRANDS, INC.

DATED AS OF SEPTEMBER 25, 2006

4.7	CONSENTS	27

4.8	ESTOPPEL CERTIFICATE	28

4.9	PUBLICITY	28

4.10	PROXY STATEMENT; PARENT STOCKHOLDERS’ MEETING	28

4.11	COMPANY SHAREHOLDER APPROVAL	30

4.12	SUBSTITUTE FINANCING	30

4.13	COPIES OF TAX RETURNS	31

4.14	OTHER ACTIONS	31

4.15	REQUIRED INFORMATION	31

4.16	TRUST FUND	32

4.17	FIRPTA CERTIFICATES	32

4.18	CITIGROUP AGREEMENT	32

ARTICLE V - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND GFA BRANDS		32

5.1	ORGANIZATION AND POWER; SUBSIDIARIES AND INVESTMENTS	32

5.2	AUTHORIZATION	32

5.3	CAPITALIZATION	33

5.4	NO BREACH	33

5.5	FINANCIAL STATEMENTS	33

5.6	ABSENCE OF CERTAIN DEVELOPMENTS	34

5.7	REAL PROPERTY LEASES	34

5.8	TITLE TO ASSETS	35

5.9	CONTRACTS AND COMMITMENTS	36

5.10	PROPRIETARY RIGHTS	38

5.11	GOVERNMENTAL LICENSES AND PERMITS	40

5.12	PROCEEDINGS	41

5.13	COMPLIANCE WITH LAWS	41

5.14	ENVIRONMENTAL MATTERS	41

5.15	EMPLOYEES	41

5.16	EMPLOYEE BENEFIT PLANS	42

5.17	INSURANCE	43

5.18	TAX MATTERS	44

5.19	BROKERAGE	45

5.20	UNDISCLOSED LIABILITIES	45

5.21	INFORMATION REGARDING DIRECTORS, OFFICERS, BANKS, ETC	46

5.22	BOOKS AND RECORDS	46

5.23	INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS	46

5.24	CONDITION OF ASSETS	46

5.25	PRODUCT WARRANTY	46

5.26	ACCOUNTS RECEIVABLE	47

5.27	INVENTORY	47

5.28	PROXY STATEMENT	47

5.29	ADVERTISING AND PROMOTIONAL EXPENSES	47

5.30	FULL DISCLOSURE	48

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PARENT		48

6.1	ORGANIZATION AND POWER	48

6.2	AUTHORIZATION	48

6.3	NO VIOLATION	48

6.4	SEC FILINGS; FINANCIAL STATEMENTS	49

6.5	TRUST FUND	49

6.6	PROCEEDINGS	50

6.7	BROKERAGE	50

6.8	INVESTIGATION; NO ADDITIONAL REPRESENTATIONS; NO RELIANCE, ETC	50

ARTICLE VII - TERMINATION		50

7.1	TERMINATION	50

7.2	EFFECT OF TERMINATION	52

7.3	WAIVER OF RIGHT TO TERMINATE	52

ARTICLE VIII - ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		52

8.1	NO INDEMNIFICATION	52

8.2	MUTUAL ASSISTANCE	52

8.3	CONFIDENTIALITY	53

8.4	EXPENSES	53

8.5	DISPUTES; ARBITRATION PROCEDURE	53

8.6	FURTHER TRANSFERS	54

8.7	TRANSFER TAXES; RECORDING CHARGES	54

8.8	SHAREHOLDERS’ REPRESENTATIVE	54

8.9	EMPLOYEES	55

ARTICLE IX - MISCELLANEOUS		55

9.1	WAIVER OF CLAIMS TO TRUST ACCOUNT	55

9.2	AMENDMENT AND WAIVER	56

9.3	NOTICES	56

9.4	ASSIGNMENT	58

9.5	SEVERABILITY	58

9.6	NO STRICT CONSTRUCTION	58

9.7	CAPTIONS	58

9.8	NO THIRD PARTY BENEFICIARIES	58

9.9	COMPLETE AGREEMENT	58

9.10	COUNTERPARTS	58

9.11	GOVERNING LAW AND JURISDICTION	58

Exhibit List

Exhibit A	—	Certificate of Merger

Exhibit B	—	Letter of Transmittal

Exhibit C	—	Parent Officer’s Certificate

Exhibit D	—	Company Officer’s Certificate

Exhibit E	—	Officer and Director Release

Exhibit F	—	Shareholder Release

Exhibit G	—	Debt Commitment Letter

Exhibit H	—	PIPE Securities Purchase Agreement

v

List of Schedules

Schedule 3.2(g)	—	Consents

Schedule 4.2	—	Negative Covenants

Schedule 4.2(h)	—	Certain Material Contracts

Schedule 5.1	—	Jurisdictions

Schedule 5.3	—	Capitalization

Schedule 5.4	—	No Breach

Schedule 5.5	—	Unaudited Financial Statements

Schedule 5.6	—	Certain Developments

Schedule 5.7(a)	—	Leased Real Property

Schedule 5.7(d)	—	Cost of Leased Real Property

Schedule 5.8	—	Leased Personal Property

Schedule 5.9(a)	—	Contracts

Schedule 5.9(b)	—	Contract Issues

Schedule 5.10(b)	—	Proceedings Regarding Proprietary Rights

Schedule 5.10(d)	—	Proprietary Rights

Schedule 5.10(d)(i)	—	Liens on Proprietary Rights

Schedule 5.10(d)(iii)	—	Indemnification Regarding 5.10(d) Items

Schedule 5.10(d)(v)	—	Fees Regarding 5.10(d) Items

Schedule 5.10(e)	—	Licenses

Schedule 5.11	—	Government Licenses

Schedule 5.12	—	Proceedings

Schedule 5.13	—	Compliance with Laws

Schedule 5.16(a)	—	Employee Benefit Plans

Schedule 5.16(i)	—	Non-Deductible and Parachute Payments

Schedule 5.16(j)	—	Tax Indemnities

Schedule 5.17	—	Insurance

Schedule 5.17(c)	—	Self-Insurance

Schedule 5.18	—	Tax

Schedule 5.19	—	Brokerage

Schedule 5.20	—	Undisclosed Liabilities

Schedule 5.21	—	Directors, Officers, Banks

Schedule 5.23	—	Related Party Transactions

Schedule 5.25	—	Product Warranty

Schedule 5.27	—	Inventory

Schedule 6.7	—	Brokerage

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 25, 2006, by and among GFA Holdings, Inc., a Delaware corporation (the “Company”), TSG4, L.P., a Delaware limited partnership, in its capacity as representative of the shareholders of the Company (the “Shareholders’ Representative”), Boulder Specialty Brands, Inc., a Delaware corporation (“Parent”), and BSB Acquisition Co., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”).

RECITALS:

A. Parent, the Merger Subsidiary and the Company desire to enter this Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Merger Subsidiary with and into the Company.

B. The Boards of Directors of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Merger Subsidiary be merged with and into the Company.

C. The Boards of Directors of Parent, the Merger Subsidiary and the Company have each unanimously approved this Agreement and the transactions contemplated hereby and have agreed to recommend that their respective shareholders adopt and approve this Agreement.

In consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adjusted Cash” means (i) the amount of Cash held by the Company and GFA Brands as of the Cutoff Date minus (ii) the amount of Indebtedness of the Company and GFA Brands as of the Cutoff Date (as evidenced by payoff letters issued to the Company and GFA Brands by their lenders, which shall be delivered to Parent prior to the Cutoff Date). For the avoidance of doubt, “Adjusted Cash” may be a positive or negative number.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company or GFA Brands is or has been a member.

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto.

“Assets” means all assets owned or utilized by the Company or GFA Brands, including, without limitation, Leased Real Property, Personal Property, Inventory, Accounts, goodwill, Proprietary Rights and any asset listed on the June 30 Financial Statements or any subsequently delivered balance sheet of the Company or GFA Brands.

“Audited Financial Statements” means the June 30, 2006 audited financial statements, the December 31, 2005 audited financial statements, the audited financial statements for the three-month period ending March 30, 2004, and the stub period ending December 31, 2004, and the December 31, 2003 audited financial statements. For all purposes under this Agreement, Audited Financial Statements shall include a balance sheet and the related statements of operation, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included in the Proxy Statement.

“Bonus Payments” means the amount of any bonus or severance obligations paid or payable by the Company, GFA Brands or the Surviving Corporation to any of their respective shareholders, directors, officers or employees in connection with the consummation of the transactions contemplated hereby including, without limitation, any bonus payable to New Industries Corporation pursuant to that certain Extended Transitional Services Agreement dated July 21, 2006, by and between GFA Brands and New Industries Corporation which shall include the Earnings Bonus and the Sales Bonus (as defined therein) and any amounts payable to Roger Ansley pursuant to that certain Letter Agreement by and between Roger Ansley and GFA Brands dated on or about July 21, 2006, which amount shall specifically include any amounts payable to or on behalf of Mr. Ansley by the Company or GFA Brands with respect to any Taxes incurred by Mr. Ansley in connection with any such bonus. In the event the Bonus Payments include any consideration other than cash payments and other than the grant, sale, issuance of or acceleration of vesting of equity interests in the Company prior to the Closing, the value of such consideration shall be included in the calculation of the Bonus Payments.

“Boulder Common Stock” shall mean the common stock, $0.0001 par value per share of the Parent, whose price is quoted on the Over the Counter Bulletin Board under the ticker symbol “BDSB.OB”.

“Boulder Warrants” shall mean the common stock purchase warrants of the Parent, whose price is quoted on the Over the Counter Bulletin Board under the ticker symbol “BDSBW.OB”.

“Business” means the Company’s and GFA Brands’ business of producing, marketing, distributing and selling functional food products under the trade names Smart Balance® and Earth Balance® and such other products produced, marketed, distributed or sold by the Company or GFA Brands as of the date hereof.

“Cash” means (i) cash on hand or in the bank less any outstanding checks and (ii) deposits in transit to the extent there has been a reduction of receivables on account thereof.

“Cash Consideration” means Four Hundred Sixty-five Million Dollars ($465,000,000) plus Adjusted Cash minus any reductions pursuant to Sections 2.8(b), and 8.4, minus the Net Bonus Payments and, if applicable, reduced as provided for in Section 4.11(c). For purposes of the definition of “Cash Consideration”, the amount of the Net Bonus Payments shall be determined using Bonus Payments as calculated pursuant to Section 2.8(a) and as adjusted pursuant to Section 2.8(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock” means, collectively, the Class A-1 Common Stock, $0.001 par value, of the Company, the Class A-2 Common Stock, $0.001 par value, of the Company, and the Class L Common Stock, $0.001 par value, of the Company.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person’s outstanding shares of stock or any of its assets is bound.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the effective time of the Merger pursuant to the application of Section 103(c)(3) of the DGCL.

“Environmental Laws” means all applicable Laws concerning public health and safety, the pollution or protection of the environment or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other environmental protection agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” mean the Audited Financial Statements and the Unaudited Financial Statements.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“GFA Brands” means GFA Brands, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction, including, without limitation, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency, including, without limitation, those listed on Schedule 5.11 attached hereto.

“Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person under any capitalized lease; (v) all liabilities and obligations pursuant to any interest rate swap agreements; and (vi) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing; provided that “Indebtedness” shall not include the Bonus Payments.

“Inventory” means all inventory used in the operation of the Business including, without limitation, all raw materials, work in process, finished goods and packaging materials.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual, (ii) in the case of any Person other than an individual or the Company or GFA Brands, the actual knowledge of the Board of Directors and senior level management employees (or individuals serving in similar capacities) of such Person, and (iii) in the case of the Company or GFA Brands, the actual knowledge of Robert Harris and James Harris after reasonable inquiry of the sales managers and vice presidents of GFA Brands, including, without limitation, Bill Keane, Peter Dray, Howard Seiferas, David McCarty, Phil Rusert, Howard Lazar, Roger Ansley and Mark King, with respect to such matters that each such sales manager and vice president has responsibility.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations or Orders.

“Leased Real Property” means all of the right, title and interest of the Company and/or GFA Brands under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or GFA Brands holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business or leased by the Company or GFA Brands.

“Leases” means those leases and subleases of the Leased Real Property set forth on Schedule 5.7(a) attached hereto.

“Liability” means, with respect to any Person, any liability, debt, loss, cost, expense, fine, penalty, obligation or damage of any kind, whether known, unknown, contingent, asserted, accrued, unaccrued, liquidated or unliquidated, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Business or the assets, liabilities, financial condition or operating results of the Company or GFA Brands; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (i) a general deterioration in the United States economy or in the industries in which the Company operates, including any deterioration in the business of any of the Company’s significant customers, suppliers or business partners, (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (iii) a natural disaster or any other natural occurrence beyond the control of the Company, (iv) the disclosure of the fact that Parent is the prospective acquirer of the Company, (v) the announcement or pendency of the transactions contemplated hereby, (vi) any change in accounting requirements or principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof, (vii) any action required by this Agreement or (viii) any action of the Company or GFA Brands between the date hereof and the Closing which requires the consent of Parent pursuant to the terms of this Agreement if Parent does not consent to the taking of said action.

“Net Bonus Payments” means an amount equal to sixty percent (60%) of the Bonus Payments.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling directed to and naming such Person.

“Paying Agent” means a Person to be selected by Parent, to the reasonable satisfaction of the Company, to act as “Paying Agent” pursuant to Section 2.9(a).

“Permitted Liens” means (i) landlords’, mechanics’, materialmens’, carriers’, workmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and are not, individually or in the aggregate, material in nature, (ii) Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith, provided that a reserve for such contested Taxes is maintained by the Company, and (iii) applicable Laws.

“Per Share Cash Consideration” means an amount equal to the Cash Consideration divided by the total number of shares of the Company Stock issued and outstanding as of the Effective Time.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company and GFA Brands in the conduct of the Business, including, without limitation, all vehicles, fork lifts, trailers, machinery, equipment, racking, carts, spare parts, furniture, computer hardware, fixtures that are not affixed to real property, laboratory equipment and quality control testing equipment, accessories and tools, wherever located.

“Proceeding” means any action, arbitration, audit, complaint, investigation, litigation or suit (whether civil, criminal or administrative).

“Proprietary Rights” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) all foreign and domestic trademarks, service marks, trade dress, logos and trade names and all goodwill associated therewith; (iii) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, code books, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) all copies and tangible embodiments thereof in whatever form or medium.

“Shareholders” shall mean the shareholders of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“Unaudited Financial Statements” mean the June 30, 2006 unaudited financial statements, the June 30, 2005 unaudited financial statements and to the extent required to be provided in connection with the Proxy Statement the September 30, 2006 unaudited financial statements and the September 30, 2005 unaudited financial statements. For all purposes under this Agreement, Unaudited Financial Statements shall include a balance sheet and the related statements of operation (for the quarter just ended and year-to-date), changes in stockholders’ equity and cash flows with limited footnotes and such other disclosure materials, in each case, to the extent required to be included in the Proxy Statement.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordnance.

1.2 Cross-References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Accounts	5.26
Certificate	2.5	(a)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Commitment Letter	3.2	(r)
Company	Preamble and 5.16	(q)
Cutoff Date	2.8	(a)
Cutoff Date Balance Sheet	2.8	(a)
Debt Financing	3.2	(r)
Employee Pension Plans	5.16	(a)
Employee Plans	5.16	(a)
Employee Welfare Plans	5.16	(a)

Term	Section
Events	1.1
Exchange Act Exclusivity Period	4.10 4.4	(a)
Financial Statements	4.1	(f)
Financing Commitments	4.12	(a)
June 30 Financial Statements	4.1	(f)
Letter of Transmittal	2.9	(a)
Material Contracts	5.9	(a)
Merger	2.1
Merger Form 8-K	4.9
Merger Subsidiary	Preamble
Multiemployer Plan	5.16	(b)
Other Filings	4.10	(a)
Other Plans	5.16	(a)
Parent	Preamble
Parent Plans	8.9	(a)
Parent Shareholder Approval	4.10	(a)
Parent Shareholder Meeting	5.28
Parent SEC Reports	6.4
PIPE Transaction	3.2	(s)
Predecessor Companies	4.1	(f)
Press Release	4.9
Proxy Statement	4.10	(a)
Revolver	3.2	(r)
Securities Act	4.10	(a)
Shareholders’ Representative	Preamble
Surviving Corporation	2.1
Trust Fund	6.5
Unaudited June 30 Financial Statements	4.1	(f)

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the DGCL, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Merger Subsidiary shall be merged with and into the Company (the “Merger”), the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation of the Merger, may be hereinafter referred to as the “Surviving Corporation.”

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a mutually acceptable location commencing at 10:00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Parent and Shareholders’ Representative. The date and time of the Closing are referred to herein as the “Closing Date.”

2.3 Filing of Certificate of Merger. Subject to the conditions set forth herein, the Company and the Merger Subsidiary shall as soon as possible on the Closing Date or such other date as Parent and Shareholders’ Representative shall agree, cause the merger to be consummated by filing with the Delaware Division of Corporations a duly executed Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”).

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Corporation and all of the debts, liabilities, duties and obligations of the Company and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.5 Effect on Stock. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of the Merger Subsidiary, the Company or any of their respective shareholders, the following shall occur:

(a) Conversion of Company Stock. Immediately prior to the Effective Time, by action of the board of directors of the Company, each share of Class L Common Stock shall be converted into shares of Class A-1 Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company. At the Effective Time, each share of the stock issued and outstanding immediately prior to the Effective Time, after giving effect to the conversion described in the preceding sentence, shall be automatically converted into the right to receive, subject to the terms and conditions of this Agreement, the Per Share Cash Consideration. Until properly delivered to Parent or the Surviving Corporation pursuant to Section 2.9, any certificate evidencing shares of Company Stock (a “Certificate”) shall be deemed for all purposes to evidence only the right to receive the consideration described in this Section 2.5(a).

(b) Conversion of Merger Subsidiary Stock. Each share of the issued and outstanding common stock of the Merger Subsidiary immediately prior to the Effective Time shall be automatically converted into one (1) share of the validly issued, fully paid and non-assessable authorized Class A-1 Common Stock of the Surviving Corporation. Each stock certificate evidencing the common stock of the Merger Subsidiary shall evidence ownership of such shares of the Class A-1 Common Stock of the Surviving Corporation.

2.6 Organizational Documents. As of the Effective Time, the Certificate of Incorporation and the Bylaws of the Merger Subsidiary shall become the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

2.7 Officers and Directors. As of the Effective Time, the officers and directors of the Merger Subsidiary shall become the officers and directors of the Surviving Corporation and shall serve as such until the expiration of their term of office or their earlier death, resignation or removal.

2.8 Closing.

(a) Cutoff Balance Sheet and Adjusted Cash. On a date mutually acceptable to the parties prior to Closing (the “Cutoff Date”) which is seven to ten (7-10) days prior to the Closing Date, the Shareholders’ Representative will deliver to Parent a certificate containing a consolidated balance sheet of the Company and GFA Brands as of the Cutoff Date (the “Cutoff Date Balance Sheet”), such other documentation regarding the financial condition of the Company and GFA Brands as Parent may reasonably request and the Shareholders’ Representative’s calculation of Adjusted Cash, the reasonably expected highest amount of the Bonus Payments and, based thereon, a calculation of the Cash Consideration. The Company shall provide such written back-up documentation as may be reasonably requested by Parent, and shall allow Parent access to its books and records, sufficient to allow Parent to verify the accuracy of the Cutoff Date Balance Sheet, the Company’s operation of the Business in the ordinary course and in accordance with this Agreement and the accuracy of the calculation of Adjusted Cash, the amount of the Bonus Payments and the calculation of Cash Consideration by the Shareholders’ Representative.

(b) Objection. In the event Parent objects to any matter in the calculation of Adjusted Cash, the Bonus Payments or Cash Consideration, Parent shall notify the Shareholders’ Representative of its objection at least one (1) day prior to Closing specifying the grounds for its objection in reasonable detail. Parent and the Shareholders’ Representative shall meet in a good faith attempt to resolve any objections. In the event Parent and the Shareholders’ Representative are unable to agree on the amount of Adjusted Cash, the Bonus Payments and Cash Consideration and the total amount in dispute exceeds Ten Million Dollars ($10,000,000.00), neither the Company, Parent nor the Merger Subsidiary shall be obligated to close the transactions contemplated hereby. In the event the total amount in dispute involves Ten Million Dollars ($10,000,000.00) or less, at Closing (i) Cash Consideration to be paid at Closing shall be equal to the lesser of the parties’ calculation of Cash Consideration; (ii) the difference between the parties’ calculation of Cash Consideration shall be deposited with an escrow agent mutually acceptable to the Shareholders’ Representative and Parent; (iii) in the event the parties are able to resolve any dispute, amounts held in escrow including interest thereon shall be distributed on the joint instructions of the Shareholders’ Representative and Parent; and (iv) in the event the parties are unable to resolve any dispute within ten (10) days after Closing, the parties shall submit unresolved disputes to arbitration pursuant to Section 8.5 hereof and the escrowed funds shall be distributed pursuant to the arbitrator’s decision.

(c) Parent’s Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, Parent shall deliver:

(i) the portion of Cash Consideration to be paid pursuant to Section 2.9 to the Shareholders or the Paying Agent, as applicable (subject to any reduction pursuant to Section 2.8(b) hereof);

(ii) to the recipients of the Bonus Payments, the portion of the Bonus Payments which by the terms of the agreements giving rise to such Bonus Payments are to be paid to such recipients contemporaneously with the Closing;

(iii) to an escrow agent mutually acceptable to the Shareholders’ Representative, Parent and the recipients of the Bonus Payments, the amount of the Bonus Payments (as calculated pursuant to Section 2.8(a)) not due and payable at Closing. All interest earned on such escrowed amounts shall inure to the benefit of and be paid to Parent and Parent shall be solely liable for any Taxes that arise from such interest. If there is a dispute regarding the amount of the Bonus Payments the reasonably expected highest proposed amount of Bonus Payments not due and payable at the Closing shall be deposited into escrow to be disbursed pursuant to Section 2.8(e) hereof; and

(iv) all other items required to be delivered by Parent at Closing as specified in Section 3.1 hereof.

(d) Company and Shareholders’ Representative Closing Deliveries. Subject to the conditions set forth in this Agreement, at or prior to Closing, the Company and/or the Shareholders’ Representative shall deliver to Parent, the following items, in form and substance satisfactory in all reasonable respects to Parent and its counsel:

(i) the stock books, stock ledgers, minute books and corporate seals, if any, of the Company and GFA Brands and the stock certificate representing all of the issued and outstanding stock of GFA Brands; and

(ii) all other items specified in Section 3.2 to be delivered to Parent by the Company or the Shareholders’ Representative at the Closing.

(e) Post-Closing Bonus Payment Adjustment.

(i) As soon as practical, the Parent shall deliver to the Shareholders’ Representative, audited financial statements of the Surviving Corporation for the fiscal year ending December 31, 2006, a calculation of EBITDA for the fiscal year ended December 31, 2006 and documentation representing Parent’s calculation of the final Bonus Payments and, based thereon, the final calculation of Cash Consideration. Out of the amount placed in escrow pursuant to Section 2.8(c)(ii), (a) any increase in Cash Consideration as calculated pursuant to this Section 2.8(e)(i) from Cash Consideration as calculated pursuant to Section 2.8(a) shall be distributed to Shareholders entitled thereto pro rata in accordance with their relative ownership percentage of the Company pre-Closing, (b) the amount of the Bonus Payments due and payable after the Closing as calculated pursuant to this Section 2.8(e)(i) shall be distributed to recipients of the Bonus Payments as and when payable in accordance with the agreements pursuant to which such Bonus Payments are payable, and (c) the remaining amounts held in escrow shall be distributed to Parent.

(ii) To the extent that, pursuant to the terms of the applicable agreements, any portion of the Bonus Payments that has been placed into escrow is no longer payable to the recipients of the Bonus Payments, the calculation of Cash Consideration shall be adjusted accordingly and, out of the amount placed in escrow pursuant to Section 2.8(c)(ii), (a) any increase in Cash Consideration as calculated pursuant to this Section 2.8(e)(ii) from Cash Consideration as calculated pursuant to this Section 2.8(e)(i) shall be distributed to the Shareholders entitled thereto pro rata in accordance with their relative ownership percentage of the Company pre-Closing, (b) the amount of the Bonus Payments due and payable shall be distributed to recipients of the Bonus Payments as and when payable in accordance with the agreements pursuant to which such Bonus Payments are payable, and (c) the remaining amounts held in escrow shall be distributed to Parent.

(iii) Distribution pursuant to Section 2.8(e)(i) and 2.8(e)(ii) shall be made, if any, on the later of (a) an agreement by the Shareholders’ Representative and Parent on the amount of the final Bonus Payments, or (b) order of a court of competent jurisdiction or of an arbitrator pursuant to Section 8.5 hereof.

2.9 Exchange of Certificates.

(a) Retention of Paying Agent; Development of Letter of Transmittal. Prior to the Closing, Parent and the Paying Agent will enter into a paying agent agreement in customary form which will provide for payment of the applicable portion of the Cash Consideration to the Shareholders pursuant to Section 2.5(a) not later than five (5) business days following receipt after the Closing by the Paying Agent of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, in the form attached hereto as Exhibit B (the “Letter of Transmittal”) and all Certificates representing shares of the Company Stock owned by said Shareholder, duly endorsed in blank or accompanied by a fully executed stock power transferring said shares of Company Stock to Parent.

(b) Payment of Per Share Cash Consideration at Closing. At the Closing, but immediately after the Effective Time, Parent shall pay or shall cause the Surviving Corporation to pay, by wire transfer of immediately available federal funds, to each Shareholder who has (i) delivered to Parent a Letter of Transmittal at or prior to Closing and all of the representations and warranties contained in the Shareholder’s Letter of Transmittal are true and correct as of the Closing Date as if made as of the Closing Date, (ii) surrendered Certificates representing all shares of Company Stock held by such Shareholder at the Closing and (iii) provided Parent with wire transfer instructions no later than three (3) business days prior to the Closing, an amount equal to the Per Share Cash Consideration multiplied by the number of shares of Company Stock represented by the Certificates surrendered by said Shareholder at Closing. Upon surrender of a Certificate at the Closing for cancellation and payment pursuant to this Section 2.9(b), such Certificate shall forthwith be canceled.

(c) Deposit of Cash Consideration with Paying Agent. On the Closing Date, Parent shall, or shall cause the Surviving Corporation to, deposit the Cash Consideration not paid to Shareholders pursuant to Section 2.9(b) with the Paying Agent, for exchange in accordance with Section 2.9(d). Payments of such portion of the Cash Consideration shall be made by the Paying Agent to the Shareholders only against delivery of a Certificate, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, as hereinafter provided.

(d) Post-Closing Exchange Procedures.

(i) On the first business day after the Effective Time, Parent shall instruct the Paying Agent to mail a Letter of Transmittal to each record holder of Certificates not delivered at the Closing.

(ii) Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent or such other agents, the holder of such Certificate shall be entitled to receive in exchange therefor an amount to which such holder is entitled pursuant to Section 2.5(a) and the Certificate so surrendered shall be canceled.

(e) Remaining Funds. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates pursuant to Section 2.9(d). Thereafter such holders shall be entitled solely to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as a general creditor thereof with respect to the portion of the Cash Consideration payable upon surrender of their Certificates, without any interest thereon. Neither the Surviving Corporation nor the Paying Agent shall be liable to any Shareholder in respect of such Shareholder’s portion of the Cash Consideration that is delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

(f) No Further Ownership Rights in Company Securities. The portion of the Cash Consideration paid upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.9.

(g) Investment of Cash Consideration. The Paying Agent shall invest any cash paid to it by Parent or Surviving Corporation, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificates have been lost, stolen or destroyed, Parent shall cause the Paying Agent to pay the Per Share Cash Consideration applicable to such shares in exchange for such lost, stolen or destroyed Certificates, upon the making and delivery of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Parent and if required by Parent: (i) in the case of a Shareholder that is an individual, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate or (ii) in the case of a Shareholder that is not an individual and is financially capable of satisfying any post-closing indemnity claims, an agreement to indemnify against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

2.10 Withholding. Each of Parent and the Surviving Corporation shall be entitled to withhold, or cause the Paying Agent to withhold, from any consideration payable or deliverable pursuant to the terms of this Agreement to any Shareholder, such amounts as may be required to be withheld pursuant to any Law, including, without limitation, any amounts required to be withheld pursuant to the Code. To the extent any amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Shareholder to whom such amounts would have otherwise been paid.

2.11 Allocation of Amounts Paid By Parent. Payment of all amounts paid by Parent to the Shareholders’ Representative or the Paying Agent hereunder shall constitute payment and delivery to each of the Shareholders in satisfaction of all obligations of Parent and the Surviving Corporation to pay and deliver such amounts hereunder.

2.12 Physical Inventory. Parent may, on the Closing Date or such other date or dates prior to Closing as shall be mutually agreeable to Shareholders’ Representative and Parent, conduct a physical inventory of the Inventory, including any Inventory that is not located at the Leased Real Property. Any physical inventory shall be conducted by or in the presence of representatives designated by the Shareholders’ Representative and Parent, respectively.

2.13 Optional Merger Consideration.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, TSG4 L.P., in its individual capacity as a Shareholder (“TSG4”) and Parent agree that in the event any of Parent’s current shareholders vote against the merger and elect to have their Boulder Common Stock converted into cash in accordance with Article XII of Parent’s Certificate of Incorporation (“Boulder Certificate”), Parent, at its option, may elect to pay up to Ten Million Dollars ($10,000,000) in Cash Consideration otherwise payable to TSG4 in newly issued Parent common stock (“Parent Common Stock”), in lieu of cash. The total amount of Parent Common Stock which Parent shall have the option to issue to TSG4 shall be equal to the number of shares calculated by dividing (A) the lesser of: (i) Ten Million Dollars ($10,000,000); and (ii) the aggregate per share conversion price as calculated pursuant to Article XII of the Boulder Certificate for all IPO Shares (as defined in the Boulder Certificate) which are timely and duly converted pursuant to Article XII of the Boulder Certificate (such lesser amount, the “Conversion Amount”) by (B) the common stock price per share to be paid by the purchasers of Parent Common Stock as finally determined pursuant to the PIPE Securities Purchase Agreement attached hereto as Exhibit H. Parent’s option hereunder shall apply to the first Ten Million Dollars ($10,000,000) of any IPO Shares converted pursuant to the Boulder Certificate. Parent agrees that any shares issued to TSG4 pursuant hereto shall be subject to the same demand registration rights and piggyback registration rights consistent with the registration rights granted to the purchasers of Parent Common Stock pursuant to the Registration Rights Agreement to be executed at the Closing by the purchasers of Parent Common Stock (including TSG4) pursuant to the PIPE Securities Purchase Agreement (the “Registration Rights Agreement”). Nothing in this Section 2.13 shall be deemed to alter or amend any other Shareholders’ (other than TSG4’s) right to receive in cash the Cash Consideration they may be entitled to pursuant to this Agreement. If Parent exercises its election under this Section 2.13, Parent shall deliver, at Closing, to TSG4 (x) stock certificates for TSG4 representing the Parent Common Stock deliverable pursuant to this Section 2.13 which certificates shall bear appropriate restrictive legends, and (y) the Registration Rights Agreement which is attached as an exhibit to the Securities Purchase Agreement, executed by Parent.

(b) TSG4 represents to the Parent as follows:

(i) TSG4 is acquiring the Parent Common Stock for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

(ii) TSG4 understands that the Parent Common Stock that may be issued under this Section 2.13 has not been, and will not be, registered under the

Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(iii) TSG4 understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to TSG4) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv) TSG4 has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Common Stock, and to obtain any additional information which the Parent possesses or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable TSG4 to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(v) TSG4 is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act.

(vi) TSG4 represents that from the date it was approached to participate in the transactions contemplated by this Agreement and continuing through the Effectiveness Date (as such term is defined in the Registration Rights Agreement), neither it nor, to its knowledge, its controlled subsidiaries have engaged in any purchases or sales with respect to, or made any Short Sales of, or granted any option for the purchase of or entered into any hedging or similar transaction with the same economic effect as a Short Sale of the Boulder Common Stock or Boulder Warrants, in each case, in violation of applicable Laws that would have adverse consequences to the Parent. For the purposes of this Agreement, “Short Sale” by TSG4 means a sale of Boulder Common Stock or Boulder Warrants that is marked as a short sale and that is executed at a time when TSG4 has no equivalent offsetting long position in the Boulder Common Stock or Boulder Warrants, exclusive of the Parent Common Stock that may be issued pursuant to this Agreement. For purposes of determining whether TSG4 has an equivalent offsetting long position in the Boulder Common Stock or Boulder Warrants, all Parent Common Stock that would be issuable upon exercise in full of all options, convertible Parent Common Stock, swaps, synthetic Parent Common Stock and other derivative Parent Common Stock then held by TSG4 (assuming that such options, convertible Parent Common Stock, swaps, synthetic Parent Common Stock or other derivative Parent Common Stock were then fully exercisable, notwithstanding any provisions to the contrary, and giving effect to any applicable exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by TSG4.

(c) Parent represents to the TSG4 as follows:

(i) All of the shares of Parent Common Stock being delivered to the TSG4 pursuant to this Section 2.13 have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person.

(d) The transfer restrictions are set forth as follows:

(i) Parent and TSG4 expressly acknowledge that the Parent Common Stock may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Parent Common Stock other than pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, including pursuant to Section 4(2), Rule 144 or any other applicable exemption, to the Parent or to an Affiliate of TSG4 or in connection with a pledge as contemplated in Section 2.13(d)(ii), the Parent may require the transferor thereof to provide to the Parent an opinion of counsel selected by the transferor and reasonably acceptable to the Parent, the form and substance of which opinion shall be reasonably satisfactory to the Parent, to the effect that such transfer does not require registration of such transferred Parent Common Stock under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of Section 2.13 of this Agreement and shall have the rights of TSG4 under Section 2.13 of this Agreement and the Registration Rights Agreement.

(ii) TSG4 agrees to the imprinting, so long as is required by this Section 2.13(d) of a legend on any of the Parent Common Stock in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article VI shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Parent or the Merger Subsidiary to consummate the transactions contemplated hereby;

(b) Parent and the Merger Subsidiary shall have each performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) Any applicable waiting period (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in an Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, or cause such transactions to be rescinded;

(e) Parent shall have delivered all of the Cash Consideration to the Shareholders’ Representative (for the benefit of the Shareholders) or the Paying Agent, as the case may be;

(f) Parent shall have delivered to Shareholders’ Representative an opinion of Davis & Kuelthau, s.c. dated the Closing Date, in a form reasonably acceptable to the Shareholders’ Representative’s counsel;

(g) On or prior to the Closing Date, Parent shall have delivered to the Shareholders’ Representative each of the following:

(i) certificate from an officer of Parent in the form set forth as Exhibit C attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.1(a) and (b) hereof have been satisfied;

(ii) certified copies of the resolutions duly adopted by the board of directors and shareholders of Parent and the Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby; and

(iii) copies of all consents, approvals, releases from and filings with, Governmental Agencies required in order to effect the transactions contemplated by this Agreement which Parent is responsible to obtain pursuant to the terms of this Agreement;

(h) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Shareholders’ Representative shall be reasonably satisfactory in form and substance to the Shareholders’ Representative; and

(i) The Company shall have obtained the approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.

Any condition specified in this Section 3.1 may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.2 Conditions to Parent’s and the Merger Subsidiary’s Obligations. The obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article V shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect;

(b) Each of Shareholders’ Representative and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing and in the event some of Parent’s shareholders elect to convert their IPO Shares into cash and Parent opts to pay a portion of the Cash Consideration otherwise due to TSG4 in Parent Common Stock, all of the representations and warranties of TSG4 contained in Section 2.13(b) shall be true and correct as of the Closing Date and TSG4 shall have complied with the provisions of Section 2.13(d);

(c) Any applicable waiting period (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in a Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

(e) On or prior to the Closing Date, the Company and/or the Shareholders’ Representative shall have delivered to Parent each of the following:

(i) Certificates from an officer of the Company and an authorized representative of Shareholders’ Representative (on behalf of the Shareholders) in the form set forth as Exhibit D attached hereto, dated the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof, have been satisfied, and certifying such other matters reasonably requested by Parent;

(ii) Certified copies of the resolutions duly adopted by the board of directors and shareholders of the Company and similar authorizing documents from the Shareholders’ Representative authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby, including, without limitation, the merger and the conversion of shares of Class L Common Stock of the Company into shares of Class A-1 Common Stock of the Company; and

(iii) The items required to be delivered pursuant to Section 2.8(d) hereof;

(f) Parent and the Merger Subsidiary shall have each obtained the approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby, which shall be deemed to have occurred if a majority of the shares of Parent Stock voted by the public stockholders of Parent vote in favor of the transactions contemplated hereby and, at or prior to such vote, public stockholders of Parent owning less than twenty percent (20%) of the shares exercise their conversion rights;

(g) Parent shall have obtained the Governmental Agency and third party consents, approvals and releases set forth on Schedule 3.2(g), all of which are necessary in connection with the consummation of the transactions contemplated hereby;

(h) Parent shall have received written resignations of, and releases of all of the officers and directors of the Company and GFA Brands in the appropriate form attached hereto as Exhibit E;

(i) During the thirty (30) day period following the execution of this Agreement, Parent shall have been afforded the opportunity to meet with key customers, suppliers, manufacturers and distributors of the Company and GFA Brands and Brandeis University, its Foundation and the Company’s and GFA Brands’ intellectual property attorneys;

(j) Parent shall have received from TSG4, L.P. and its Affiliates and Fitness Foods, Inc., a release in the appropriate form attached hereto as Exhibit F;

(k) Parent shall have received certified copies of the Certificate of Incorporation and bylaws of the Company and GFA Brands and certificates of good standing with respect to each jurisdiction in which the Company or GFA Brands is, or is required to be, qualified to do business, including, without limitation, those states listed on Schedule 5.1 and the Company shall have paid all fees and taxes associated therewith;

(l) The Shareholders’ Representative shall have delivered evidence satisfactory to Parent of the termination or revocation of all powers of attorney and other authorizations granted to any Person on behalf of the Company or GFA Brands;

(m) The Company shall have delivered to Parent an opinion of Ropes & Gray LLP dated the Closing Date, in a form reasonably acceptable to Parent’s counsel and capable of being relied on by providers of Debt Financing to Parent and investors in connection with the PIPE Transaction;

(n) During the period from the date of this Agreement to the Closing Date: (i) there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has a Material Adverse Effect; and (ii) neither the Business nor the Assets shall have suffered a Material Adverse Effect by reason of any taking, condemnation, destruction or physical damage, whether or not insured against;

(o) The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of Shareholders’ Representative or the Company to Parent under this Agreement shall be satisfactory in all reasonable respects to Parent and its counsel;

(p) Parent shall have obtained debt financing (“Debt Financing”) pursuant to (i) that certain Commitment Letter dated at or prior to the execution of this Agreement (the “Commitment Letter”), from Bank of America, N.A. and Banc of America Securities LLC in an amount of One Hundred Eighty Million Dollars ($180,000,000.00) which includes a revolving credit facility in an amount of Twenty Million Dollars ($20,000,000) (the “Revolver”) on such terms and conditions as are set forth in such Commitment Letter which is attached hereto as Exhibit G or (ii) commitments from substitute Debt Financing sources pursuant to Section 4.12;

(q) Parent shall have sold common stock and preferred stock in a PIPE transaction (the “PIPE Transaction”) sufficient to raise at least Two Hundred Forty-Six Million Dollars ($246,000,000.00) in gross proceeds pursuant to the fully executed and delivered Securities Purchase Agreement attached hereto as Exhibit H;

(r) Parent’s shareholders shall have approved the amendment of Parent’s Certificate of Incorporation to authorize additional shares of Parent Stock sufficient to consummate the PIPE Transaction and necessary to fund any management stock incentive programs deemed appropriate by Parent;

(s) The requisite percentage of the Shareholders shall have approved the merger contemplated hereby, and holders of no more than 2% of the outstanding shares of Common Stock entitled to vote on this Agreement and the transactions contemplated thereby shall have exercised and not withdrawn, abandoned or forfeited appraisal rights under the DGCL with respect to the Merger;

(t) Parent shall have received Letters of Transmittal (but not Certificates) from TSG4, L.P. and its Affiliates and Fitness Foods, Inc. within one (1) business day of the date hereof; and

(u) The Company will have obtained and delivered to Parent payoff letters and other necessary documentation to provide satisfactory evidence to Parent that the Company and GFA Brands will be released from all payment and other obligations in respect of the Indebtedness of the Company and GFA Brands and that all Liens will be released and terminated at or prior to Closing.

Any condition specified in this Section 3.2 may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1 Affirmative Covenants. From the date hereof and prior to the Closing Date, except as otherwise provided herein, the Company shall, and shall cause GFA Brands to:

(a) Conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice including, without limitation, maintaining appropriate levels of Inventory, paying all accounts payable within terms consistent with past practices and paying all Taxes of the Company and GFA Brands (including estimated Taxes as reasonably calculated by the Company and GFA Brands based on taxable income of GFA Brands without any deduction for the Bonus Payments) that are due and payable;

(b) Use its reasonable efforts to carry on the Business in the same manner as presently conducted and to keep its business organization and properties intact, including its and GFA Brands’ present business operations, physical facilities, working conditions and officers and employees;

(c) Permit Parent and its employees, agents, consultants, accountants and legal counsel, at the sole cost of Parent, to (i) have reasonable access to its and GFA Brands’ premises, books and records, during normal business hours and with prior written notice, provided that any inspections of the premises by Parent shall be conducted in a reasonable manner and at such reasonable times as shall not unreasonably disrupt the Company’s business, (ii) visit and inspect any of its and GFA Brands’ properties during normal business hours and with prior written notice, (iii) discuss its affairs, finances and accounts with its key employees; provided, however, that Parent shall coordinate all contact with any of the key employees through the Shareholders’ Representative or its designee, (iv) visit current key customers, suppliers, manufacturers and distributors of the Business and Brandeis University for a period of thirty (30) days following the date hereof (subject to advance notice and reasonable restrictions imposed by the Company) and visit any new key customers, suppliers, manufacturers and distributors of the Business (the Company shall inform Parent promptly of any such new relationship) for a period of thirty (30) days following the date Parent is informed of such new relationship (subject to advance notice and reasonable restrictions imposed by the Company), in each case such periods may be extended by mutual agreement of the Shareholders’ Representative and Parent, and (v) contact the Company’s and GFA Brand’s intellectual property attorneys to discuss matters related to any Proprietary Rights used in the Business, all of which shall be coordinated through the Company.

(d) Use reasonable commercial efforts to provide Parent with monthly consolidated interim financial statements of the Company and GFA Brands as soon as possible, but in any event within the following time periods: (i) for the months ending July 31, 2006 and August 31, 2006, on or before October 15, 2006; and (ii) for each month thereafter, within thirty (30) days after the end of each such month and consent to the use and publication of said financial statements in connection with Parent’s solicitation of proxies for the approval of the transactions contemplated by this Agreement and provide Parent with estimates of the Company’s and GFA Brands’ financial performance for each month as soon as possible, including, without limitation, estimates of monthly sales. In each case, these deliverables pursuant to this Section 4.1(d) shall be in the form and content as routinely provided by the Company;

(e) At or prior to Closing, pay all Indebtedness of the Company and GFA Brands and obtain the release of any guaranty by the Company or GFA Brands of any other Person’s obligations;

(f) Use reasonable commercial efforts to, on or before September 26, 2006, deliver to Parent consolidated Audited Financial Statements of GFA Brands’ predecessor companies, GFA Brands, Inc., an Ohio corporation, and Fitness Foods, Inc., a Delaware corporation (the “Predecessor Companies”) for the fiscal year ending December 31, 2003. The Company shall use reasonable commercial efforts to, on or before September 26, 2006, deliver to Parent (i) consolidated Unaudited Financial Statements of the Company and GFA Brands for the six (6) month period ending June 30, 2006 and June 30, 2005 to the extent required to be included in the Proxy Statement and (ii) consolidated Audited Financial Statements of the Predecessor Companies for the three (3) month period ending March 30, 2004. The Company shall use reasonable commercial efforts to, on or before October 30, 2006, deliver to Parent consolidated Audited Financial Statements of the Company and GFA Brands for the current fiscal year through June 30, 2006 (the “June 30 Financial Statements”). If the Proxy Statement is not cleared to mail by the SEC by November 14, 2006, the Company shall use reasonable commercial efforts to deliver as soon as possible to Parent consolidated Unaudited Financial Statements of the Company and GFA Brands for the nine-month period ending September 30, 2006, to the extent such Financial Statements are required to be included in the Proxy Statement. All of the Financial Statements which are required to be included in the Proxy Statement shall comply with the requirements of Regulation S-X;

(g) Absent extenuating circumstances, make advertising, marketing, coupon and trade promotion expenditures or bookings of at least Twenty-seven Million Eight Hundred Thousand Dollars ($27,800,000) for the 2006 fiscal year, subject to pre-emption by the networks, and the Company shall notify Parent of any planned or contemplated expenditures in excess of said business plan and budget;

(h) Within seven (7) business days from the date hereof, arrange for representatives of Parent to meet with all key employees of the Business;

(i) Provide, and shall cause GFA Brands and its and GFA Brands’ respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) promptly furnishing Parent and the providers of Debt Financing with financial and other pertinent information regarding the Company and GFA Brands as may be reasonably requested by Parent, (iii) assisting in the preparation of an offering document for the Debt Financing and materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its sources for the Debt Financing and (v) providing documents as may be reasonably requested by Parent; provided, that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and shall not include the approval or execution of any agreements, documents or instruments in connection with the Debt Financing;

(j) Take reasonable steps to cooperate with Parent and its accountants to prepare for the audit of the Company and GFA’s December 31, 2006 financial statements by the Parent’s accountants after the Closing Date; and

(k) Advise Parent periodically on the status of key relationships including, without limitation, contract negotiations with key suppliers, distributors and customers.

4.2 Negative Covenants. From the date hereof and prior to the Closing Date, except as set forth in Schedule 4.2 or as otherwise provided herein, neither the Company nor GFA Brands shall, without the prior written consent of Parent:

(a) Sell, lease, assign, license or transfer any of the Assets or any portion thereof with a value in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate (other than sales of inventory in the ordinary course of business or sales of obsolete assets) or mortgage, pledge or subject them to any Lien, except for Permitted Liens;

(b) Increase the compensation (including bonuses) or benefits of any employee, officer or director, or make, grant or promise any other change in employment terms for any employee, officer or director, other than routine wage increases, sales bonuses and benefit plan adjustments in the ordinary course of business consistent with past custom and practice;

(c) Borrow any amount or incur, assume or voluntarily become subject to any monetary Liabilities in excess of One Hundred Thousand Dollars ($100,000), except (i) current liabilities incurred in the ordinary course of business; (ii) liabilities under Contracts entered into in the ordinary course of business consistent with past custom and practice; or (iii) borrowings from banks (or similar financial institutions) necessary to meet ordinary working capital requirements and included in the calculation of Adjusted Cash;

(d) Create, incur or assume any Indebtedness involving more than $500,000 other than Indebtedness that is incurred in the ordinary course of business (provided that all such Indebtedness is included in the calculation of Adjusted Cash) including borrowings from banks (or similar financial institutions) necessary to meet ordinary working capital requirements, or guaranty the Indebtedness or Liability of any Person;

(e) Declare, set aside or pay any dividend or distribution of property to any shareholder of the Company or GFA Brands with respect to its equity or purchase, redeem or otherwise acquire any of its equity or any warrants, options or other rights to acquire its equity, or make any other payment to any shareholder of the Company, other than cash dividends paid to Shareholders prior to the Cutoff Date;

(f) Amend or authorize the amendment of its certificate of incorporation or bylaws;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing, with respect to, any shares of its capital stock or any securities convertible or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or any securities convertible or exchangeable for shares of its capital stock, or enter into any other agreement or commitment of any kind obligating it to issue any such shares or convertible or exchangeable securities;

(h) Modify, amend, renew, replace or terminate any Material Contract other than in the ordinary course of business; provided, however, that in no event shall the Company or GFA Brands (i) modify, amend, renew or replace any Material Contract identified on Schedule 4.2(h) other than as permitted by Schedule 4.2(h) if such modification, amendment, renewal or replacement causes the Material Contract identified on Schedule 4.2(h) to not be terminable at will or to require more than 90 days advance notice to terminate (to the extent such Material Contract did not contain such provisions prior to its modification, amendment, renewal or replacement), in either case without penalty, (ii) modify, amend, renew or replace any Material Contract identified on Schedule 4.2(h) which does not currently offer exclusive rights to the other party (other than the Company or GFA Brands) in any manner which grants exclusive rights to any Person other than the Company or GFA Brands, or (iii) modify, amend, renew or replace any Material Contract identified on Schedule 4.2(h) that requires increased payment from, or decreased payments to, the Company or GFA Brands in an amount excess of One Million Dollars ($1,000,000) in any twelve (12) month period;

(i) Other than new Contracts entered into in the ordinary course of business and consistent with past practice, enter into any new Contract that grants exclusive rights to any Person (other than the Company or GFA Brands) in the industrial, food service or international markets;

(j) (i) Sell, transfer or license to any Person any Property Rights owned by or licensed to the Company or GFA Brands, or (ii) amend or modify any existing license of Proprietary Rights held by the Company or GFA Brands including without limitation the license from Brandeis University;

(k) Enter into any settlement, compromise or consent with respect to any material Proceeding except the Company and GFA Brands may settle the Proceeding involving C.F. Sauer Co. or any of its Affiliates provided such settlement is consistent with the terms set forth on Schedule 4.2; or

(l) Make any capital expenditures in excess of Two Hundred Thousand ($200,000.00) with respect to the Business, except for expenditures in the ordinary course of business.

4.3 Notice of Developments.

(a) The Company and the Shareholders’ Representative shall promptly notify Parent in the event said party becomes aware of any breach of any of the representations or warranties contained in, or of any development causing a breach of, any of the representations and warranties in Articles V below. Any notice required pursuant to this Section 4.3(a) shall be in writing and shall describe the breach or development in reasonable detail. No written notice delivered after the date hereof, whether pursuant to this Section 4.3(a) or otherwise shall, or be deemed to, amend the Schedules attached hereto, qualify the representations and warranties contained in this Agreement or prevent or cure any misrepresentation or breach of warranty.

(b) Parent will give prompt written notice to the Shareholders’ Representative if it becomes aware of any material adverse development causing a breach of any of the representations and warranties in Article VI below. No disclosure by Parent pursuant to this Section 4.3(b) shall be deemed to prevent or cure any misrepresentation or breach of warranty.

4.4 Exclusivity. From and after the date hereof (and, with respect to the Shareholders’ Representative, from and after the date of effectiveness of Shareholder approval of this Agreement) until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 7.1 hereof (“Exclusivity Period”), neither the Company, GFA Brands nor the Shareholders’ Representative (acting in any capacity, including individually on its own behalf) shall solicit, negotiate, act upon or entertain in any way an offer from any other Person to purchase all or any part of the securities or assets of the Company or GFA Brands (other than sales of assets in immaterial amounts or in the normal and ordinary course of business of the Company), or furnish any information to any other Person in that regard. The Company will promptly (within 24 hours) notify Parent upon receipt of any unsolicited offer to purchase any such securities, assets, or any portion thereof, and further will notify Parent of the proposed terms and conditions thereof. In addition, the Company, GFA Brands and the Shareholders’ Representative will immediately terminate and cease any existing discussions, negotiations, or other activities with respect to the sale of any securities or all or any material part of the assets of the Company or GFA Brands other than sales of assets in the normal and ordinary course of business consistent with past practices. The Company hereby represents and warrants that neither it nor GFA Brands is obligated to sell to or discuss with any other potential purchaser the sale of all or any portion of the securities or all or any material part of the assets of the Company or GFA Brands, other than sales of assets in the normal and ordinary course of business consistent with past practices. During the Exclusivity Period, Parent will not solicit, negotiate, investigate, act upon or entertain in any way the purchase of any business (other than the Company). In addition, Parent will, and will cause its respective officers, directors, affiliates and agents to, immediately terminate and cease any existing discussions, negotiations, or other activities with respect to the purchase of any securities or all or any material part of the assets of any other business (other than the Company).

4.5 HSR Act Filing. Each party hereto (a) shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated hereby within one (1) business day following SEC approval of the Proxy Statement, (b) shall cooperate and coordinate such filing with the other party including, without limitation, requesting an early termination of the waiting period, and (c) agrees that each party hereto will be responsible for any filing fee due with respect to such HSR Act filings.

4.6 Termination of Advisory Agreement. At or prior to the Closing, the Company shall terminate that certain Management Agreement, dated March 2004, by and among the Company and Mason Sundown Management, LLC, and all other Contracts of the Company or GFA Brands with any officer, director, shareholder or employee of the Company or GFA Brands, or any member of their respective families or any Affiliate thereof (other than the Extended Transitional Services Agreement with New Industries Corporation, the Lease of the Company’s New Jersey offices with The Woodland Company, employment agreements with Guy Bradley and Valerie Blowers, the Sale Bonus Agreement with Roger Ansley, and the Company’s, and/or GFA Brands’ rights under the Non-Competition, Confidentiality and IP Assignment Agreements with James and Robert Harris and the Executive Stock Agreements with Howard Lazar, Phil Rusert, Mark King, Peter Dray, Howard Seiferas, Bill Keane, and Roger Ansley) and the Company or GFA Brands shall have paid all amounts due thereunder or any amounts due the Company or GFA Brands shall have been paid. Notwithstanding anything to the contrary contained elsewhere in this Section 4.6, in consideration of Mason Sundown Management, LLC assisting the Company and GFA Brands in the preparation of the Financial Statements, Parent agrees to pay to Mason Sundown Management, LLC at the Closing a one time fee of Three Hundred and Seventy Thousand Dollars ($375,000).

4.7 Consents. As soon as reasonably practical after the execution and delivery of this Agreement, the Company shall give any notices to those Persons entitled to such notice and obtain, prior to the Closing Date, all material consents and authorizations of other Persons necessary to consummate, or required in connection with, the transactions contemplated hereby.

4.8 Estoppel Certificate. The Company shall obtain estoppel certificates in a form and substance reasonably satisfactory to Parent from the owners of the Leased Real Property.

4.9 Publicity. The Company acknowledges that certain information relating to Parent which may be acquired by the Shareholders or the Company in connection with the transaction, as well as the fact that discussions between the Company and Parent are taking place, constitutes material and non-public information about Parent. Except as provided in Section 4.10 or as required by federal securities Laws or other applicable Laws as reasonably determined by Parent and counsel for Parent and except for such disclosures necessary to allow Parent to obtain the Debt Financing and to consummate the PIPE Transaction, no party will make any public announcement or disclosure of the transaction contemplated hereby, without the consent of Parent or the Shareholders’ Representative, as the case may be, except for public announcements previously made in accordance with this Section 4.9 and except for the notification of key customers, suppliers, manufacturers and distributors of the Business and Brandeis University by the Company of the transaction contemplated by this Agreement (but consistent with the agreed upon press release), provided such notifications may not be made prior to the agreed upon first public announcement of the transaction contemplated hereby, and in connection with the visits contemplated by Section 4.1(c). As a condition to the disclosure of information in accordance with this Section 4.9 in connection with obtaining the Debt Financing and the consummation of the PIPE Transaction, Parent shall obtain the agreement of each recipient of such information to maintain the confidentiality of such information on terms satisfactory to the Company. The Company and Parent will jointly determine and cooperate in preparing and disseminating press releases upon execution of this Agreement. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and Company’s accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

4.10 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement Parent will prepare, and in no event later than ten (10) days after Parent’s receipt of all of the Financial Statements required to be included in the Proxy Statement as of such date, Parent will file the Proxy Statement with the SEC. The Company shall use reasonable commercial efforts to obtain on or before the filing of the Proxy Statement with the SEC, “comfort” letters from McGladrey & Pullen which are customary in scope with respect to the Parent’s use of certain of the Financial Statements and other financial information of the Company and GFA Brands in the Proxy Statement and other required securities filings. Prior to filing, the Company shall be given the reasonable opportunity to review and comment the Proxy Statement, including without limitation those portions involving disclosure of the Company, GFA Brands and the Predecessor Companies. Parent will respond to any comments of the SEC and use its commercially reasonable efforts to mail the Proxy Statement to its shareholders at the earliest practicable time.

As promptly as practicable after the execution of this Agreement, the Company and Parent will each prepare and file any other filings required under the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”) or any other federal, foreign or state blue sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). Subject to the Company’s right to review and comment on the Proxy Statement set forth above, the Company hereby consents to the disclosure of information regarding the Company, GFA Brands and the Business, as well as the terms of the transactions contemplated hereby in the Proxy Statement and the Other Filings. Each party will notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC or any other Governmental Agency for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or other Governmental Agency, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Agency and/or mailing to shareholders of the Company and Parent, such amendment or supplement. The proxy materials will be sent to the shareholders of Parent for the purpose of soliciting proxies from holders of Parent Stock to vote in favor of the adoption of this Agreement (“Parent Shareholder Approval”) at the Parent Shareholders’ Meeting. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Stock (the “Proxy Statement”).

(b) As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Stock and, pursuant thereto, shall call the Parent Shareholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the shareholders of Parent for approval or adoption at the Parent Shareholders’ Meeting.

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder and the calling and holding of the Parent Shareholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Stock, and as of the date of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Stock vote in favor of adoption of this Agreement and shall otherwise use reasonable best efforts to obtain the Parent Shareholder Approval.

4.11 Company Shareholder Approval.

(a) The Company will (i) use its commercially reasonable efforts to obtain the approval of its shareholders of the adoption, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the approval of the Merger, and (ii) shall obtain and deliver to Parent Letters of Transmittal from TSG4, L.P. and its Affiliates and Fitness Foods, Inc., in each case within one (1) business day after the date hereof.

(b) The Company will use its commercially reasonable efforts to obtain and deliver to Parent Letters of Transmittal from all other Shareholders within ten (10) business days of the date hereof.

(c) If, prior to the Cutoff Date, the Company has not obtained the affirmative vote of Shareholders holding more than seventy five percent (75%) of the voting power of all of the Common Stock approving (in a vote separate from the vote approving the Merger) payment of all of the Bonus Payments that would be “excess parachute payments” under Section 280G of the Code, after adequate disclosure to the Shareholders of all material facts concerning the Bonus Payments and the payment thereof, including, without limitation, the identity of the Persons to receive the Bonus Payments, the event or events triggering the payment of the Bonus Payments, and the type and estimated amount (or the formula for determining the amount and the information to be used in the formula) of the Bonus Payments, which vote shall determine the right of the recipients to receive the Bonus Payments, all in accordance with the requirements of Code Section 280G(b)(5)(B), then the Cash Consideration shall be reduced by an amount equal to 40% of the portion of the Bonus Payments which constitute an “excess parachute payment.” Prior to any Shareholder vote or written consent concerning the matters described in this Section 4.11(c), the Company shall provide to Parent drafts of all materials to be distributed to the Shareholders including proposed resolutions, and allow Parent a reasonable opportunity to review and comment on same.

4.12 Substitute Financing.

(a) Parent and its Affiliates will use its commercially reasonable efforts to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letter in connection with the Debt Financing and pursuant to the Securities Purchase Agreement in connection with the PIPE Transaction (together, the “Financing Commitment”), will use commercially reasonable efforts to maintain the same in full force and effect, and will not materially amend, terminate or waive any provisions under such Financing Commitment without the prior written consent of the Shareholders’ Representative. Parent will from time to time provide such information as the Shareholders’ Representative may reasonably request regarding the status such financings and related negotiations.

(b) Parent will provide prompt written notice to the Shareholders’ Representative following its receipt of notification by any financing source under the Financing Commitment or in connection with any substitute debt or equity financing of such source’s refusal or intended refusal to provide the financing described in the Financing Commitment and, in each case, the stated reasons therefor (if any). In any such event, Parent will use commercially reasonable efforts to arrange substitute financing on equivalent economic terms as promptly as practicable.

4.13 Copies of Tax Returns. The Company shall provide Parent with copies of all state and federal income Tax Returns filed by the Company or GFA Brands subsequent to the date hereof reasonably promptly following said filing and shall provide Parent with written notice of all estimated state and federal income Tax payments made by the Company or GFA Brands after the date hereof, which such notice shall include the amount of such payment and the date on which such payment was made. At least ten (10) days prior to the Closing Date, the Company shall have prepared and filed applicable state and federal income tax returns for 2004 and 2005.

4.14 Other Actions. The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person (including the respective independent accountants of the Company and Parent) and/or any Governmental agency in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

4.15 Required Information. In connection with the preparation of the Merger Form 8-K, Press Release and the Proxy Statement, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party, and only the other party, that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in Section 4.10, neither party may file, amend, supplement or distribute the Proxy Statement or Other Filing containing information concerning any other party hereto or its respective directors, officers ad shareholders without the prior consent of such other party.

4.16 Trust Fund. Parent shall make appropriate arrangements to have the Trust Fund made available to Parent immediately upon the Closing.

4.17 FIRPTA Certificates. The Company shall provide Parent with a certificate, dated as of the Closing Date, meeting the requirements of Treasury Regulations Section 1.1445-2(c).

4.18 Citigroup Agreement. Without the consent of the Shareholders’ Representative, Parent shall not amend or modify that certain Engagement Letter with Citigroup Global Markets, Inc., dated June 16, 2006, as amended by that certain letter agreement dated August 31, 2006.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND GFA BRANDS

As a material inducement to Parent and the Merger Subsidiary to enter into this Agreement, the Company represents and warrants to Parent as follows:

5.1 Organization and Power; Subsidiaries and Investments. Each of the Company and GFA Brands is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company and GFA Brands are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company or GFA Brands to be so qualified except where the failure to be qualified would not result in the Company incurring any material Liability. The Company and GFA Brands have all requisite power and authority to own their assets and carry on their business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The certificate of incorporation and bylaws of the Company and GFA Brands which have previously been furnished to Parent reflect all amendments thereto and are correct and complete in all respects. Except for GFA Brands, the Company has no Subsidiaries and neither the Company nor GFA Brands owns or controls (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company, its boards of directors or shareholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.3 Capitalization. Schedule 5.3 attached hereto accurately sets forth the authorized and outstanding equity of the Company and GFA Brands and the name and number of shares held by each shareholder thereof. All of the issued and outstanding shares of the Company and GFA Brands have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of the Company or GFA Brands is authorized or outstanding. Except as set forth in Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or GFA Brands is a party or which is binding upon the Company or GFA Brands providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company or GFA Brands.

5.4 No Breach. Except as set forth on Schedule 5.4 attached hereto, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or bylaws of the Company or GFA Brands, any material Law, any material Order or any material Contract to which the Company or GFA Brands or their respective Assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equities of the Company or GFA Brands; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Company or GFA Brands or any of their respective Assets is bound.

5.5 Financial Statements.

(a) Each of the Audited Financial Statements when delivered will be accurate and complete in all material respects and will present fairly in all material respects the financial condition, results of operations and cash flows of the Company and GFA Brands throughout the periods covered thereby and will have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements shall be in compliance with Regulation S-X to the extent required to be included in the Proxy Statement. The representations and warranties contained in this subsection 5.5(a) shall only become effective as to each Financial Statement as and when the Company delivers such Financial Statement to Parent and indicates that it is acceptable for inclusion in the Proxy Statement.

(b) There has not been, since December 31, 2005, nor to the Company’s Knowledge is there pending, any material change in accounting requirements or principals imposed on the Company or GFA Brands.

5.6 Absence of Certain Developments. Except as set forth in Schedule 5.6 attached hereto, since December 31, 2005, the Company and GFA Brands have conducted their respective businesses only in the ordinary course of business consistent with past custom and practice, and neither the Company nor GFA Brands has:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its Assets or any portion thereof with a value of in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate (other than sales of inventory, in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Made any material capital expenditures or commitments therefor, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any Indebtedness involving more than $250,000, other than Indebtedness that is incurred in the ordinary course of business consistent including borrowings from banks (or similar financial institutions) necessary to meet ordinary working capital requirements, and has not guaranteed any Indebtedness or Liability of any Person and all Indebtedness will be included in the calculation of Adjusted Cash;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity, other than cash dividends paid to any shareholder of the Company in the ordinary course of business consistent with past custom and practice prior to the Cutoff Date;

(f) Amended or authorized the amendment of its certificate of incorporation or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any material customer, supplier or other Person with whom the Company or GFA Brands has a material business relationship indicating that said Person intends to change their respective relationship the Company or GFA Brands.

5.7 Real Property Leases.

(a) Leased Real Property. Schedule 5.7(a) sets forth the address of each Leased Real Property facility of the Company and GFA Brands. With respect to the

Leased Real Property: (i) the Leases are legal, valid, binding and enforceable against the Company and GFA Brands and are in full force and effect and have not been amended, assigned, supplemented, or modified in writing or otherwise; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) neither the Company nor GFA Brands is in breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other agreements between the landlord or sublandlord under the Leases and the subtenant or tenant under the Leases concerning the space rental under the Leases, whether oral or written. Neither the Company nor GFA Brands has subleased any of the Leased Real Property to any Person.

(b) Real Property Used in the Business. The Leased Real Property identified on Schedule 5.7(a) comprises all of the real property used in the operation of the Business. Neither the Company nor GFA Brands now has, or has ever had, any fee interest in any real property.

(c) Leases. All conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed. To the Knowledge of the Company, there are no uncured defaults on the part of each landlord or sublandord under the Leases. Neither the Company nor GFA Brands has sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

(d) Cost of the Leased Real Property. The rents, income and charges set forth in the Schedule 5.7(d) attached hereto are the actual rents, income, expenses and charges presently being paid by the Company or GFA Brands for and in connection with the Leased Real Property.

5.8 Title to Assets. Except for the leased Personal Property described on Schedule 5.8 attached hereto and Proprietary Rights licensed from third parties, the Company or GFA Brands owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible personal property and Assets used in the Business, including, without limitation, the assets shown on the June 30 Financial Statements. The Company owns all of the issued and outstanding stock of GFA Brands free and clear of all Liens. None of the Permitted Liens materially interfere with the ordinary conduct of the Business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

5.9 Contracts and Commitments.

(a) To the Company’s knowledge, Schedule 5.9(a) attached hereto lists all of the following Contracts of the Company and GFA Brands which are currently in effect as of the date hereof (and, as identified on Schedule 5.9(a), the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company or GFA Brands from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Twenty-Five Thousand Dollars ($25,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by the Company or GFA Brands and under which the undelivered balance of such products or services has a sale price in excess of Twenty-Five Thousand Dollars ($25,000);

(iii) Any hedge Contracts or Contracts involving the purchase or sale of any commodities or any futures related thereto;

(iv) Contracts relating to the borrowing of money by the Company or GFA Brands, to the granting by the Company or GFA Brands of a Lien on any of its assets, or any guaranty by the Company or GFA Brands of any obligation or liability in any case involving a liability in excess of Twenty-Five Thousand Dollars ($25,000);

(v) Contracts with dealers, distributors, brokers or sales representatives which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(vi) Contracts relating to advertising or media commitments for its products or services which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(vii) Contracts pursuant to which the Company or GFA Brands is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed Twenty-Five Thousand Dollars ($25,000);

(viii) Contracts relating to the manufacture or packaging of any of the Company’s or GFA Brands’ products which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(ix) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by the Company or GFA Brands or otherwise used in the Business (other than any license of mass-marketed or otherwise generally available software);

(x) any power of attorney (whether revocable or irrevocable) given to any Person by the Company or GFA Brands;

(xi) Contracts by the Company or GFA Brands not to compete in any business or in any geographical area or with respect to which the Company or GFA Brands is the beneficiary of any non-compete provision;

(xii) Contracts restricting the right of the Company or GFA Brands to use or disclose any information in their possession or with respect to which the Company or GFA Brands is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(xiii) any partnership, joint venture or other similar arrangements;

(xiv) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company or GFA Brands including, without limitation, all contracts involving Bonus Payments; and

(xv) any Contract with any officer, director, shareholder or any of their respective Affiliates except for employment agreements with its officers (which shall be identified as an Affiliate contract on Schedule 5.9(a)).

(b) Except as disclosed on the attached Schedule 5.9(b): (i) neither the Company nor GFA Brands has materially breached or cancelled any Contract; (ii) to the Company’s Knowledge, none of the Company’s or GFA Brands’ Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to the Company’s Knowledge, neither the Company nor GFA Brands is in receipt of any written claim of default under any Contract; (iv) to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Contract; (v) no Person has given notice to the Company or GFA Brands of repudiation of any provision of any Contract; and (vi) neither the Company nor GFA Brands has received any notice of any, and to the Company’s Knowledge there is no, impending change of any relationship with any customer or supplier of the Company or GFA Brands or other Person with whom the Company or GFA Brands has a material business relationship. To the Company’s Knowledge, each Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. Except as disclosed on Schedule 5.9(a), all of the Material Contracts are either terminable at will or on not more than 90 days advance notice by the Company or GFA Brands and in either case without penalty.

(c) Except as disclosed on Schedule 5.9(a), the Company has made available to Parent true, correct and complete copies of all of the Material Contracts together with all amendments or waivers thereof.

(d) Each of the Company’s and GFA Brands’ Contracts have been entered into without the commission of any act by or on behalf of the Company or GFA Brands, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

5.10 Proprietary Rights.

(a) The Company and GFA Brands are the owners of, or have the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted by Parent following the Closing. Each item of Proprietary Rights will be owned or available for use by the Company or GFA Brands on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, except as disclosed in Schedule 5.10(b), the Company and GFA Brands have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Company or GFA Brands must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Company, except as disclosed in Schedule 5.10(b), no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by the Company or GFA Brands in the Business. Schedule 5.10(b) lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company or GFA Brands in the Business.

(c) To the Knowledge of the Company, the Company and GFA Brands have not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of their products and any misrepresentation as to the endorsement, sponsorship or affiliation of any of their products by any Person or group.

(d) Schedule 5.10(d) identifies: (i) each patent, trademark registration and copyright registration which has been issued to the Company or GFA Brands; and (ii) each pending patent application, trademark registration application and copyright registration application which has been made by or on behalf of the Company or GFA Brands with respect to any Proprietary Rights. The Company has made available to Parent correct and complete copies of all such registrations and applications (as amended to date or otherwise modified and in effect) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.10(d) also identifies all trade names, unregistered trademarks and servicemarks used by the Company or GFA Brands in the Business. With respect to each of the foregoing items of Proprietary Rights:

(ii) except as disclosed in Schedule 5.10(d)(i), the Company or GFA Brands possess all right, title and interest in and to the item, free and clear of any Lien;

(iii) the item is not subject to any outstanding Order;

(iv) except as disclosed in Schedule 5.10(d)(iii), neither the Company nor GFA Brands has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(v) each patent, each trademark registration and each copyright registration has been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patents, or trademark or copyright registrations, and neither the Company nor GFA Brands has engaged in any fraud or other misconduct with regard to the prosecution or procurement of the rights or interests associated with any patent, or trademark or copyright registration;

(vi) except as disclosed on Schedule 5.10(d)(v), to the Knowledge of the Company, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of the Company, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) Schedule 5.10(e) identifies (a) each item of Proprietary Rights that the Company or GFA Brands exploits pursuant to a license, sublicense or other agreement and (b) each item of Proprietary Rights that the Company or GFA Brands licenses or sublicenses to any third Person or otherwise allows any third Person to use. The Company and GFA Brands have made available to Parent correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date or otherwise modified and in effect). With respect to each of the foregoing items of Proprietary Rights:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) neither the Company’s nor GFA Brands’ ability to exploit each item is limited in any material respect.

(f) The Company and GFA Brands have taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and non-disclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of the Company, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to the Company or GFA Brands with respect to such information.

5.11 Governmental Licenses and Permits. Schedule 5.11 contains a complete listing of all material Governmental Licenses held or used by the Company or GFA Brands in the conduct of the Business. The Company and GFA Brands own or possess all right, title and interest in and to all material Governmental Licenses that are necessary to own and operate the Business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. The Company and GFA Brands have materially complied with and are in material compliance with the terms and conditions of such Governmental Licenses and have not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

5.12 Proceedings. Except as set forth in Schedule 5.12, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or GFA Brands, or any of their assets or the Business and to the Company’s Knowledge, there is no basis for any Proceeding against the Company or GFA Brands or any of their assets or the Business; and neither the Company nor GFA Brands is subject to any Order of any Governmental Agency. Except as set forth on Schedule 5.12, neither the Company nor GFA Brands is currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of the Company or GFA Brands and there have been no claims made against the Company or GFA Brands for indemnity by any past or present officer, director or employee.

5.13 Compliance with Laws. Except as set forth in Schedule 5.13, the Company and GFA Brands have materially complied with and are in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company or GFA Brands alleging a violation of or liability or potential responsibility under any such Law or Order. To the Company’s Knowledge, since December 31, 2005, there has been no change in any applicable Laws that may have a Material Adverse Effect and there is no impending change in any applicable Laws that may have a Material Adverse Effect.

5.14 Environmental Matters. The Company and GFA Brands have materially complied with and are in compliance in all material respects with all Environmental Laws. Neither the Company nor GFA Brands has received any notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company or GFA Brands. Neither the Company nor GFA Brands has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To the Company’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (ii) neither the Company, GFA Brands nor any other Person has used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (iv) there are no storage tanks on or under the Leased Real Property; (v) environmental conditions associated with the Leased Real Property are in compliance with all Environmental Laws; and (vi) the Company has disclosed to Parent all information in the Company’s or GFA Brands’ possession relating to the environmental condition of the Leased Real Property. Neither the Company nor GFA Brands has received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company or GFA Brands for contribution to clean up such condition.

5.15 Employees. The Company and GFA Brands have materially complied with and are in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company or GFA Brands before the U.S. Equal Employment

Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor and to the Company’s Knowledge, there is no basis for any administrative charge or court complaint. Neither the Company nor GFA Brands has experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of the Company or GFA Brands pending or, to the Company’s Knowledge, threatened. The Company is not a party to any labor or union agreement. Neither the Company nor GFA Brands has implemented any employee layoffs that could implicate the WARN Act.

5.16 Employee Benefit Plans.

(a) Schedule 5.16(a) contains a complete list of each material (i) employee pension benefit plan (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits (“Other Plans”) in which current or former employees of the Company or GFA Brands participate, or which the Company or GFA Brands maintains, or to which the Company or GFA Brands contributes or has any obligation to contribute, or with respect to which the Company is reasonably expected to have any material Liability. Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan shall be referred to herein collectively as the “Employee Plans”).

(b) Neither the Company, GFA Brands nor any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Company or GFA Brands under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”).

(c) No Employee Plan provides post-termination health, accident or life insurance benefits, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(d) No Employee Plan is subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) The Company has provided Parent with true and complete copies of: (i) all documents embodying each Employee Plan, including all amendments thereto and related trust agreements, if any; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Employee Plan; and (iii) the most recently filed annual report (Form 5500), if any, and all schedules attached thereto for each Employee Plan; and (iv) the most recent summary plan description and summary of material modifications, if any, required under ERISA for each Employee Plan.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans. To the Company’s Knowledge, no Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency. To the Company’s Knowledge, there is no basis for any such Proceeding.

(g) The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Sections 4980B and 9801, et. seq., and any applicable state Laws have been met in all respects with respect to each Employee Plan that is subject to such provisions.

(h) To the extent due and payable, all contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Employee Plan for any period ending on or before the Effective Time. All contributions, premiums and other payments which are not yet due have been accrued on the financial statements in accordance with generally accepted accounting principles consistent with past practice.

(i) Except as disclosed on Schedule 5.16(i), the completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to the Company, GFA Brands or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(j) Since January 1, 2005, the Company and GFA Brands have acted in good faith compliance with the requirements of Code Section 409A and, to the Company’s Knowledge, no employee of the Company or GFA Brands will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. Except as set forth on Schedule 5.16(j), neither the Company nor GFA Brands is, nor has ever been, party to any tax indemnity agreement or other agreement that requires the Company or GFA Brands to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

(k) The Employee Plans have been maintained, funded and administered in accordance with their terms and comply in form and in application in all material respects with the applicable requirements of ERISA and the Code.

5.17 Insurance.

(a) Schedule 5.17 lists each insurance policy (including policies providing property, liability, life and Worker’s Compensation coverage and bond and surety arrangements) to which the Company or GFA Brands is a party. Except as set forth on Schedule 5.17, true and correct copies of each such policy have been provided to Parent.

(b) To the Company’s Knowledge, each of the above listed policies are legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, neither the Company nor GFA Brands will cancel or allow to expire any such policies unless replaced with other comparable insurance. Neither the Company, GFA Brands nor, to the Company’s Knowledge, any other party to the policies, is in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

(c) Schedule 5.17(c) attached hereto describes any self-insurance arrangements affecting the Company or GFA Brands during the last seven (7) years. There are no retrospectively rated insurance policies with retrospective premium adjustments or other loss-sharing arrangements now nor have there been any within the last seven (7) years. True, correct and complete copies of all of the policies listed on Schedule 5.17 attached hereto have been furnished to Parent.

(d) Neither the Company nor GFA Brands has ever owned an insurance company, owned shares of any insurance company or participated in a “Rent-a-Captive.”

(e) The Company has provided Parent with claims histories for the past four (4) years under all business insurance policies held by the Company or GFA Brands involving claims in excess of Ten Thousand Dollars ($10,000) and said histories are, to the Company’s knowledge, true and accurate in all material respects.

5.18 Tax Matters. Except as set forth on Schedule 5.18:

(a) The Company and GFA Brands have timely filed all material Tax Returns that they are required to file as of the date of this Agreement and have paid in full all Taxes required to be paid by the Company or GFA Brands, as applicable, as disclosed by such Tax Returns, which Tax Returns are true, correct and complete in all material respects. On or before the Closing Date, the Company and GFA Brands will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Neither the Company nor GFA Brands has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will the Company or GFA Brands request any extension of time within which to file any Tax Return without promptly delivering to Parent a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of the Assets other than Permitted Liens. Neither the Company nor GFA Brands has ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an Affiliated Group other than a group of which the Company is the common parent.

(b) The Company and GFA Brands have, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company or GFA Brands in all respects and have, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) Neither the Company nor GFA Brands has waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company or GFA Brands; neither the Company nor GFA Brands has received written notice of any impending audit relating to the Taxes of the Company or GFA Brands which has not yet commenced; and no deficiency for any Taxes required to be paid by the Company or GFA Brands has been proposed, asserted or assessed against the Company or GFA Brands in writing which has not been resolved and paid in full.

(d) Neither the Company nor GFA Brands is a party to any Tax allocation or Tax sharing agreement.

(e) Neither the Company nor GFA Brands has ever been or is currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

5.19 Brokerage. Except as disclosed on the attached Schedule 5.19, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company, GFA Brands, Shareholders’ Representative or any Shareholder. The Company and GFA Brands shall have paid all amounts due by them under the agreements set forth on Schedule 5.19 at or prior to the Closing.

5.20 Undisclosed Liabilities. To the Company’s knowledge, since December 31, 2005, neither the Company nor GFA Brands has incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2005 or the notes thereto or (ii) the June 30 Financial Statements and the notes thereto;

(b) Set forth on Schedule 5.20 attached hereto;

(c) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(d) Fully satisfied on the Closing Date.

5.21 Information Regarding Directors, Officers, Banks, etc. Schedule 5.21 attached hereto sets forth the following information which is complete and accurate:

(a) The name of each director and officer of the Company and GFA Brands and the offices held by each such Person;

(b) The name of each bank or other financial institution in which the Company or GFA Brands has an account or safe deposit box, the identifying numbers or symbols thereof and the name of each Person authorized to draw thereon and/or to have access thereto; and

(c) The name of each Person, if any, holding tax or other powers of attorney from the Company or GFA Brands, and a summary statement of the terms thereof.

5.22 Books and Records. The books of account, minute books, stock record books and other records of the Company and GFA Brands, all of which have been made available to Parent prior to the date hereof and will be delivered to Parent at or prior to Closing, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Those books and records not delivered to Parent at Closing are, and will be at Closing, located at the Company’s facilities in New Jersey. The minute books of the Company and GFA Brands contain substantially accurate and complete records of all meetings held of, and corporate actions taken by the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

5.23 Interest in Customers, Suppliers and Competitors. Except as set forth on Schedule 5.23 attached hereto, to the Company’s Knowledge, no Shareholder and no officer or director of the Company, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or GFA Brands or in any business, firm or Person from whom or to whom the Company or GFA Brands leases any Asset, or in any other business, firm or Person with whom Parent, the Company or GFA Brands does business. Neither the Company nor GFA Brands has any outstanding loans to any officer, director or shareholder of the Company or GFA Brands or any member of their respective family, other than short term travel advances made in the ordinary course of business.

5.24 Condition of Assets. The Assets comprise all of the material assets necessary to own and operate the Business as conducted as of the date hereof. The Personal Property, taken as a whole, is in good operating condition and repair and has been maintained in accordance with manufacturer’s recommendations and consistent with maintenance procedures and policies of companies in the same or similar industry and which are of a similar size.

5.25 Product Warranty. The Company has a written formula, recipe or code book specifications for each of its products and all formulas, recipes and code book specifications for products manufactured, sold or delivered by or on behalf of the Company or GFA Brands are consistent with the claims of any applicable patent. Other than in the ordinary course of business, each product manufactured, sold or delivered by or on behalf of the Company or GFA Brands conforms with all Laws and applicable contractual commitments and all express and implied warranties, and neither the Company nor GFA Brands has any Liability (and, to the Company’s Knowledge, there is no basis for any present or future Proceeding against the Company or GFA Brands giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith. A true, complete and correct list of all material claims asserted against the Company or GFA Brands since March 31, 2004, for any product liability or defective product is set forth in the Schedule 5.25 attached hereto. Except as set forth in Schedule 5.25 attached hereto, there have been no product recalls or withdrawals of any product manufactured, sold or distributed by the Company or GFA Brands; and to the Company’s Knowledge, neither the Company nor GFA Brands has any material Liability (and, there is no basis for any present or future Proceeding against the Company or GFA Brands giving rise to any material Liability) arising out of any injury to any Person or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company or GFA Brands.

5.26 Accounts Receivable. As of the Closing Date, all accounts receivable of the Company and GFA Brands (the “Accounts”) represent valid obligations arising from sales actually made in the ordinary course of business, subject to the reserves set forth in the Company’s books and records.

5.27 Inventory. As of the Closing Date, the Inventory owned by the Company and GFA Brands will be in good condition and of a quantity and quality usable in the ordinary course of its business. Except for the locations where Inventory is located described on Schedule 5.27 attached hereto, all Inventory is located at the Leased Real Property. All Inventory will conform to all applicable Laws, will be free from defects, and (except for raw materials, packaging materials and work in process) will be marketable in its then current condition, subject to the reserves set forth in the Company’s books and records. All raw materials, packaging materials and work in process will be usable for their intended purpose consistent with current purchase orders or existing customer requirements. All Inventory included in the June 30 Financial Statements is valued at the lower of cost or market on a first in-first out basis.

5.28 Proxy Statement. The information to be supplied by the Company for inclusion in the Proxy Statement to be sent in connection with the meeting of Parent’s shareholders to consider the approval of this Agreement (the “Parent Shareholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company, GFA Brands or any of their Affiliates, officers or director should be discovered by the Company or GFA Brands which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company, GFA Brands or any agent or representative thereof which is contained in any of the foregoing documents.

5.29 Advertising and Promotional Expenses. All advertising and media commitments, coupon liabilities, trade promotions, trade allowances, trade discounts, slotting fees and other marketing related obligations or offers of the Company and GFA Brands have been entered into or offered in the ordinary course of business consistent with past practice.

5.30 Full Disclosure. None of the representations and warranties made by the Company in this Agreement and the schedules, certificates and other documents delivered to Parent contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

6.1 Organization and Power. Parent and the Merger Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and the Merger Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its respective obligations hereunder and thereunder including delivery of the Per Share Cash Consideration.

6.2 Authorization. The execution, delivery and performance by Parent and the Merger Subsidiary of this Agreement and the other agreements contemplated hereby, including, without limitation, the PIPE Transaction, and the consummation of the transactions contemplated hereby and thereby will be, upon approval of Parent’s shareholders, duly and validly authorized by all requisite corporate action, and, other than the approval of Parent’s shareholders, no other corporate act or proceeding on the part of Parent or the Merger Subsidiary or their respective board of directors is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and the Merger Subsidiary and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent and/or the Merger Subsidiary will each constitute, a valid and binding obligation of Parent and the Merger Subsidiary, enforceable in accordance with their terms.

6.3 No Violation. The execution, delivery and performance by Parent and the Merger Subsidiary of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under either of its certificate of incorporation or bylaws or, to the Parent’s Knowledge, any Contract to which Parent or the Merger Subsidiary is a party or by which it is bound or affected; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any Law, or, to the Parent’s Knowledge, any Contract to which Parent or the Merger Subsidiary is subject, or by which Parent or the Merger Subsidiary is bound or affected, other than the aforementioned required shareholder approval, compliance with the HSR Act and those matters set forth on Schedule 3.2(g).

6.4 SEC Filings; Financial Statements.

(a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”) prior to the date of this Agreement. Except for the omission of a liability associated with the issuance of the Common Stock Purchase Warrants of Parent that were sold with each share of Parent’s Common Stock in Parent’s initial public offering that may be required to be recorded under EITF 00-19, as of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning (i) the Parent SEC Reports as of any time other than the time they were filed or (ii) the Financial Statements.

(b) Each set of financial statements of Parent (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act and except for the omission of a liability associated with the issuance of the Common Stock Purchase Warrants described in Section 6.4(a) above that may be required to be recorded under EITF 00-19 and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of this operations and cash flows for the periods indicated, except for the impact of recording a liability associated with the issuance of the Common Stock Purchase Warrants described in Section 6.4(a) above under EITF 00-19 and except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a material adverse effect on Parent taken as a whole. In addition, Parent may be required to record a liability with respect to the liquidated damages provisions of the Registration Rights Agreement to be executed in connection with the PIPE Transaction.

6.5 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than Ninety-Two Million Dollars ($92,000,000) invested in United States Government securities or in money market funds in a trust account (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to shareholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation.

6.6 Proceedings. There are no Proceedings or Orders pending or, to Parent’s Knowledge, threatened against or affecting Parent or the Merger Subsidiary, at law or in equity, or before or by any Governmental Agency which would adversely affect Parent’s or the Merger Subsidiary’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.7 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent or the Merger Subsidiary except as set forth on Schedule 6.7 attached hereto.

6.8 Investigation; No Additional Representations; No Reliance, etc. Parent and Merger Subsidiary acknowledge that the Company and GFA Brands have not made nor shall they be deemed to have made any representation or warranty, express or implied, with respect to themselves, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth in Section 5 of this Agreement. Parent and the Merger Subsidiary acknowledge and agree that (a) they have made their own inquiry and investigation into the Business and the Company and GFA Brands, (b) they have been, or pursuant to the terms of this Agreement, will be, furnished with, or given adequate access to such information about the Business and the Company and GFA Brands as they have requested except as otherwise indicated herein, and (c) except for Parent and the Merger Subsidiary’s rights to terminate this Agreement in accordance with Section 7.1, seek specific performance to the extent permitted in Section 7.2, or pursue remedies available under common law or applicable statutes in respect of claims of fraud, neither Parent nor Merger Subsidiary shall assert any claim for any matter arising out of this Agreement against the Company or GFA Brands or their respective directors, officers, stockholders, or any Affiliates of any of the foregoing.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual consent of Parent and the Shareholders’ Representative;

(b) by Parent providing written notice to the Company at any time prior to the Closing in the event (i) the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) Parent has notified the Company of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of the Company to satisfy the conditions set forth in Sections 3.2(a) or 3.2(b);

(c) by Parent, if it (i) has any objection to the June 30 Financial Statements delivered pursuant to Section 4.1(f) hereof due to material and adverse changes, discrepancies or differences from the previously provided unaudited consolidated income statement of the Company and GFA Brands for the six (6) month period ending

June 30, 2006 (it being understood that a decline in EBITDA of up to five percent as compared to the previously delivered estimates shall not be deemed material and adverse) or (ii) has any objection to the EBITDA or gross sales numbers contained in the June 30, 2006 unaudited statements delivered pursuant to Section 4.1(f) hereof due to material and adverse changes, discrepancies or differences from the EBITDA and gross sales numbers contained in the previously provided six-month estimates (it being understood that a decline in EBITDA of up to 5% as compared to such estimates shall not be deemed material and adverse); provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c) shall lapse and expire with respect to Section 7.1(c)(i) in the event Parent does not object within ten (10) business days of its receipt of the June 30 Financial Statements and with respect to Section 7.1(c)(ii) in the event Parent does not object within ten (10) days of its receipt of the June 30, 2006 unaudited financial statements;

(d) subject to complying with subsection 7.1(f) below by either Parent or the Shareholders’ Representative if the transactions contemplated hereby have not been consummated by February 16, 2007; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(e) by the Company if Parent has not filed the Proxy Statement with the SEC within ten (10) days of receiving all of the Financial Statements other than the June 30 Financial Statements;

(f) by the Company if the Proxy Statement has not been sent to the holders of Parent Stock by January 10, 2007, provided, however, in the event final SEC approval of the Proxy Statement has not been received by January 5, 2007, the parties agree to meet and to discuss in good faith as to whether it is reasonable and practicable to expect SEC approval within a reasonable period of time, and in the event the parties agree that such approval is reasonably likely within a reasonable period of time, the parties may, but neither party shall be obligated to, agree upon a new termination date;

(g) by the Company if (i) Bank of America, N.A. and Banc of America Securities LLC indicates they are unwilling to fund the Debt Financing in accordance with the Commitment Letter, if any of the conditions of the Commitment Letter become incapable of being satisfied or if Bank of America, N.A. and Banc of America Securities LLC otherwise breaches their commitment under the Commitment Letter or (ii) any investor in the PIPE Transaction indicates it is unwilling to fund in accordance with their Securities Purchase Agreement, any of the conditions of any such Securities Purchase Agreements become incapable of being satisfied or any PIPE Transaction investor breaches its commitment under its Securities Purchase Agreement; provided, however, that the Company may only terminate this Agreement under this Section 7.1(g) if Parent has not obtained substitute financing pursuant to Section 4.12 within fifteen (15) business days of the Company’s notice of termination;

(h) by the Parent, if consents in writing setting forth the adoption of this Agreement signed by the holders of outstanding Common Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the DGCL shall not have been delivered to the Parent prior to 5:00 p.m. New York time on the business day immediately following the date hereof; or

(i) by the Company if, commencing five (5) days after the Proxy Statement is filed with the SEC, the average combined closing price as quoted on the Over the Counter Bulletin Board of the Boulder Common Stock and Boulder Warrants is below $7.80 over any ten (10) consecutive trading days.

Any dispute between the parties with respect to any party’s right to terminate this Agreement shall be resolved in accordance with Section 8.5.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company or Parent, except that, in the event of an intentional or willful breach of this Agreement prior to the time of such termination, the other parties hereto shall be entitled to the remedy of specific performance of the covenants contained herein.

7.3 Waiver of Right to Terminate. Parent shall be deemed to have waived its right to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article III hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1 No Indemnification. All representations and warranties contained in this Agreement shall expire at the Closing. From and after the Closing, no party hereto shall have any remedy with respect to breaches of the representations and warranties or pre-Closing covenants contained in this Agreement or otherwise arising out of or related to this Agreement or the transactions contemplated hereby (other than claims for fraud) and each party hereto hereby waives to the maximum extent permissible under applicable law any and all such claims, whether or not known at the Closing.

8.2 Mutual Assistance. Subsequent to the Closing, each of the parties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.3 Confidentiality. The Company shall require each Shareholder to agree that, for the period of two (2) years from and after the Closing Date, it shall hold in strict confidence and will keep confidential all information regarding the Company, GFA Brands and the Business and will not use or disclose any such information to any Person except: (a) with the prior written consent of Parent and the Shareholder Representative; (b) to the extent that such disclosure is required by Law (provided that the disclosing party agrees to give to Parent prompt notice thereof so that Parent may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by the Shareholders or their representatives or employees; or (d) that each Shareholder and its or his representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Shareholder and its or his representatives relating to such tax treatment, tax strategies and tax structure.

8.4 Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated, it being understood and agreed that the Shareholders shall pay all costs, fees and expenses incurred by the Company or GFA Brands in connection with this transaction prior to Closing, or, if not paid, the Cash Consideration to be paid at Closing shall be reduced by (a) the amount of such costs, fees and expenses and (b) if requested by the Shareholders Representative, a reasonable estimate of such costs, fees and expenses to be incurred post-Closing (to be held by the Shareholder Representative and disbursed as Cash Consideration to the extent such reserved amount exceeds the actual costs, fees and expenses).

8.5 Disputes; Arbitration Procedure.

(a) Each of the parties hereto agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives of Parent and Shareholders’ Representative with authority to resolve the controversy.

(b) Any dispute, claim or controversy (other than claims for equitable relief or rescission of this Agreement) that cannot be resolved by the parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 8.5 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective

Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in Chicago, Illinois. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c) Nothing contained in this Section 8.5 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

8.6 Further Transfers. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

8.7 Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such Taxes when due, and each party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law.

8.8 Shareholders’ Representative. The Shareholders’ Representative is hereby designated to serve as the representative of the Shareholders with respect to all of the matters contemplated by this Agreement. The Shareholders’ Representative will act as the agent, proxy and attorney-in-fact for each Shareholder for all purposes of this Agreement, including full power and authority on such Shareholder’s behalf (a) to consummate the transactions contemplated herein, (b) to pay, and be entitled to reimbursement by the Shareholders for, such Shareholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Shareholder, (d) to execute and deliver any certificates representing the Company’s capital stock and execution of such further instruments as Parent shall reasonably request, (e) to execute and deliver on behalf of such Shareholder any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith, (g) to negotiate, settle, compromise and otherwise handle all claims pursuant hereto and (h) to do each and every act and exercise any and all rights which such Shareholder is, or the

Shareholders collectively are, permitted or required to do or exercise under this Agreement. Neither the Shareholders’ Representative nor any agent employed by it shall incur any liability to any Shareholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. Parent shall be entitled to rely on the delegation of authority contained in this Section 8.8.

8.9 Employees.

(a) As soon as reasonably practicable following the Merger, Parent shall cause the Surviving Corporation to provide that Company employees with base compensation and bonus (except for sale bonuses, stock option plans and similar type plans) or commission opportunity that is the same as or greater than the amount paid or payable to such employees prior to the Effective Time, provided such employee does not voluntarily reduce his/her hours or job duties or responsibilities and such employees shall, be covered under benefit plans, programs, policies and arrangements (“Parent Plans”) that are in the aggregate no less favorable than that provided to similarly situated employees of Parent. Years of service with the Company and its subsidiaries prior to the Effective Time shall be treated as service with the Surviving Corporation or Parent for eligibility and vesting purposes and for purposes of vacation and severance pay accruals, except to the extent such treatment will result in a duplication of benefits.

(b) For one year following the Merger, in the event Parent determines to change its medical or dental benefit plans or to utilize a different indemnity carrier, Parent shall use its best efforts to obtain a waiver as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company as of the date of the Closing for any such new medical or dental benefit plans that such employees are eligible to participate in after the Effective Time, other than limitations, exclusions or waiting periods that are in effect as of the date hereof or on the Closing Date with respect to such employees and that have not been satisfied as of the Effective Time under any medical or dental plan maintained for such employees immediately prior to the Effective Time by the Company or a Subsidiary of the Company.

ARTICLE IX

MISCELLANEOUS

9.1 Waiver of Claims to Trust Account. The Company acknowledges and understands, and each of the Shareholders in each of their respective Letters of Transmittal acknowledges and understands, that Parent is a special purpose acquisition corporation with no formal operations and that the proceeds of the offering of shares of its stock have been designated for completing a business combination with one or more target businesses and that if the transactions contemplated by this Agreement are not consummated by Parent by June 16, 2007, Parent will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the sole remedy for any claim by the Company or any of the Shareholders against Parent or the Merger Subsidiary for any monetary claims or otherwise, for any reason whatsoever, including, without limitation, breaches of this Agreement by Parent or the Merger Subsidiary or any negotiations, agreements or understandings in connection herewith, shall be limited to the termination of this Agreement pursuant to Section 7.1 hereof. The Company hereby waives, and each of the Shareholders in each of their respective Letters of Transmittal waives, any and all right, title, interest and claim of any kind it may have in or to any moneys in the Trust Fund.

9.2 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Parent, the Merger Subsidiary, the Company and the Shareholders’ Representative (on behalf of the Shareholders). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.3 Notices. All notices, demands and other communications to be given or delivered to Parent, the Company or any Shareholder under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to any Shareholder, or prior to the Closing, to Shareholders’ Representative:

TSG4, L.P.

600 Montgomery Street

Suite 2900

San Francisco, CA 94111

Attention: James L. O’Hara and Alexander S. Panos

Facsimile No: 415-217-2350

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Paul F. Van Houten, Esq.

Facsimile No: 617-951-7050

If to the Company prior to the Closing, to:

GFA Holdings, Inc.

c/o TSG4, L.P.

600 Montgomery Street

Suite 2900

San Francisco, CA 94111

Attention: James L. O’Hara and Alexander S. Panos

Facsimile No: 415-217-2350

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Paul F. Van Houten, Esq.

Facsimile No: (617) 951-7050

If to the Surviving Corporation after the Closing, to:

GFA Holdings, Inc.

c/o Boulder Specialty Brands, Inc.

36 Lincoln Avenue

Avon by the Sea, NJ 07717-1418

Attention: Robert S. Gluck

Facsimile No: 732-775-0811

with a copy to:

Davis & Kuelthau, s.c.

Attention: Norman J. Matar

111 East Kilbourn Avenue, Suite 1400

Milwaukee, WI 53202

Facsimile No: 414-278-3634

If to Parent or the Merger Subsidiary, to:

Boulder Specialty Brands, Inc.

36 Lincoln Avenue

Avon by the Sea, NJ 07717-1418

Attention: Robert S. Gluck

Facsimile No: 732-775-0811

with a copy to:

Davis & Kuelthau, s.c.

Attention: Norman J. Matar

111 East Kilbourn Avenue, Suite 1400

Milwaukee, WI 53202

Facsimile No: 414-278-3634

9.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto; provided that Parent may assign its rights hereunder as collateral to any provider of Debt Financing.

9.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

9.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.8 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors of the Shareholders or stockholders of any of the parties (other than the Shareholders).

9.9 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated June 5, 2006.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.11 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 8.5, to the extent permitted by law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

GFA Holdings, Inc.

By:	/s/ Robert M. Harris
Name:	Robert M. Harris
Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

TSG4 L.P.

By:	/s/ Alexander S. Panos
Name:	Alexander S. Panos
Title:	Managing Member

TSG4 L.P., in its individual capacity
(solely with respect to Section 2.13)

By:	/s/ Alexander S. Panos
Name:	Alexander S. Panos
Title:	Managing Member

PARENT:

Boulder Specialty Brands, Inc.

By:	/s/ Stephen B. Hughes
Name:	Stephen B. Hughes
Title:	Chairman and Chief Executive Officer

MERGER SUBSIDIARY:

BSB Acquisition Co., Inc.

By:	/s/ Stephen B. Hughes
Name:	Stephen B. Hughes
Title:	Chairman and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF MERGER

of

BSB ACQUISITION CO., INC.

(a Delaware corporation)

with and into

GFA HOLDINGS, INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), GFA Holdings, Inc., a Delaware corporation (“GFA”), hereby certifies the following information relating to the merger (the “Merger”) of BSB Acquisition Co., Inc., a Delaware corporation (“BSB”), with and into GFA:

FIRST: The names and states of incorporation of the constituent corporations in the Merger (the “Constituent Corporations”) are:

Name:	State of Incorporation:

GFA Holdings, Inc.	Delaware

BSB Acquisition Co., Inc.	Delaware

SECOND: The Agreement and Plan of Merger, by and among GFA, Shareholders’ Representative (as defined therein), Boulder Specialty Brands, Inc., a Delaware corporation, and BSB, dated as of                     , 2006 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be GFA Holdings, Inc.

FOURTH: The Certificate of Incorporation of GFA, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: In accordance with the Merger Agreement, the effective time of the Merger shall be as of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 103(c)(3) of the DGCL.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 6106 Sunrise Ranch Drive, Longmont, CO 80503.

SEVENTH: A copy of the Merger Agreement will be furnished to any stockholder of any Constituent Corporation by the Surviving Corporation upon request and without cost to said stockholder.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer on the      day of             , 2006.

GFA HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B

LETTER OF TRANSMITTAL

GFA Holdings, Inc.

c/o GFA Brands, Inc.

P.O. Box 397

Cresskill, New Jersey 07626-0397

To the Stockholders of GFA Holdings, Inc.:

We anticipate that the closing of the proposed merger (the “Merger”) of BSB Acquisition Co., Inc., (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of Boulder Specialty Brands, Inc., a Delaware corporation ( “Parent”), with and into GFA Holdings, Inc., a Delaware corporation (“Company”), pursuant to the terms and subject to the conditions of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September [    ], 2006, by and among Company, Parent and Merger Subsidiary, will occur on or before February 16, 2007.

You have received a notice of Merger and appraisal rights under the Delaware General Corporation Law and copy of the Merger Agreement that describes the Merger in detail, including the calculation of the merger consideration payable to holders of the Company’s Class A-1 Common Stock, par value $.001 per share, Class A-2 Common Stock, par value $0.001 per share, and Class L Common Stock, par value $0.001 per share (collectively “Company Stock”).

To facilitate your receipt of merger consideration at or shortly after the closing of the Merger, you must complete, execute and return (1) the enclosed Letter of Transmittal and the (2) Substitute Form W-9 provided below (or the appropriate Form W-8, as applicable) to the Company by hand delivery or overnight courier on or prior to 5:00 p.m., September [    ], 2006. The materials should be mailed to the Company c/o Ryan Driscoll, Ropes & Gray LLP, One International Place, Boston, MA 02110. In addition, you will need to deliver to the Company the original stock certificates evidencing all of the shares of Company Stock you own (unless the Company already has the stock certificates evidencing your shares of the Company stock) duly endorsed for transfer or accompanied by a duly executed stock power, as well as a fully executed Release (which is attached to the Letter of Transmittal), prior to the closing of the Merger. If the Merger does not close, your executed Letter of Transmittal and original stock certificates will be returned to you.

Instructions regarding the completion of the Letter of Transmittal are enclosed. In the event you have any questions regarding the Merger Agreement, the Letter of Transmittal or your obligations with respect to either of the documents, please feel free to contact     , at             .

Very Truly Yours,

GFA Holdings, Inc.

LETTER OF TRANSMITTAL

Deliver to the Company at the following address:

c/o Ryan Driscoll Ropes & Gray LLP One International Place Boston, MA 02110

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY

BOX A DESCRIPTION OF CERTIFICATE(S) SURRENDERED
Name(s) and Address(es) of Registered Holder(s) (Please fill in)	Certificate Number(s)	Number of Shares of Company Stock

(Attach additional schedule if necessary)	Total No. of Shares:

Each holder of shares of Company Stock must complete Boxes A (above), B, and C (each below). [The Company’s management has already collected your stock certificates and will submit them along with your executed Letter of Transmittal and other documentation to the Parent at the closing of the Merger].

EACH HOLDER OF COMPANY STOCK MUST SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED IN BOX B BELOW AND COMPLETE THE SUBSTITUTE FORM W-9 PROVIDED BELOW OR THE APPROPRIATE FORM W-8, AS APPLICABLE.

PLEASE READ THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL CAREFULLY.

Boulder Specialty Brands, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

Ladies and Gentlemen:

In connection with, and subject to the consummation of, the proposed merger (the “Merger”) of BSB Acquisition, Inc., (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of Boulder Specialty Brands, Inc., a Delaware corporation (“Parent”), with and into GFA Holdings, Inc., a Delaware corporation (“Company”), pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September [    ], 2006, by and among Company, Parent and Merger Subsidiary, the undersigned stockholder encloses herewith and surrenders the certificates listed in Box A above (the “Certificates”) representing the shares of the Company’s Class A-1 Common Stock, par value $.001 per share, Class A-2 Common Stock, par value $0.001 per share, and Class L Common Stock, par value $0.001 per share (collectively “Company Stock”) listed in Box A above. Following the closing of the Merger, you are hereby authorized and instructed to make the cash payments required by the Merger Agreement for each Share listed in Box A above by wire transfer to the undersigned as described below.

The amount of merger consideration payable in respect of each Share will be calculated as described in the Merger Agreement, which is incorporated herein by reference in its entirety.

For the benefit of and as a material inducement to Parent and Merger Subsidiary to consummate the transactions contemplated by the Merger Agreement, the undersigned agrees as follows:

A. Representations and Warranties. The undersigned hereby represents and warrants to Parent and Merger Subsidiary as follows, both at and as of the date hereof and as of the Closing Date (as defined in the Merger Agreement) as though then made and as though the Closing Date were substituted for the date of this letter:

1.	Authorization of Transactions. The undersigned has full legal capacity to enter into this Letter of Transmittal and to perform his, her or its obligations hereunder. This Letter of Transmittal has been duly executed and delivered by the undersigned and constitutes the valid and binding agreements of the undersigned, enforceable in accordance with their terms.

2.	Absence of Conflicts. The execution and the delivery of this Letter of Transmittal and the performance of the undersigned’s obligations hereunder, will not violate, result in a breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel any obligation under or require any authorization, consent, approval, execution or other action by or notice to any court or other governmental agency under, any contract to which the undersigned is bound or affected, or any law or order to which the undersigned is subject.

3.	Proceedings. There are no proceedings or orders pending, or to the knowledge of the undersigned, threatened against the undersigned, at law or in equity, or before or by any governmental agency which would adversely affect the undersigned’s execution or delivery of, or performance under, this Letter of Transmittal or the consummation of the transactions contemplated by the Merger Agreement.

4.	Ownership. The undersigned holds of record and owns beneficially all of the shares of Company Stock being surrendered hereby, free and clear of any liens and any other restrictions on transfer (other than such liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing (as defined in the Merger Agreement) and other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws). The undersigned does not own any shares of Company Stock other than those identified in Box A above. The undersigned is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of any of the undersigned’s interests in the Company. The undersigned is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Stock other than as set forth in the Company’s Stockholders Agreement dated as of March 31, 2004.

B. Obligations under the Merger Agreement.

1. Delivery of Certificates. The undersigned hereby agrees to, at or prior to Closing, deliver to the Company or the Shareholders’ Representative, for delivery to Parent, or directly to Parent, all of the stock certificates evidencing any shares of the Company Stock owned, beneficially or of record, by the undersigned, duly endorsed for transfer or accompanied by a duly executed stock power.

2. Release of Claims. The undersigned hereby acknowledges that he, she or it is required to execute a release of claims as a condition to the receipt of the merger consideration described in the Merger Agreement and agrees that he, she or it will, at Closing, deliver to the Shareholders’ Representative for delivery to Parent, or directly to Parent, a duly executed Release in the form attached hereto as Exhibit A, dated as of the Closing. The undersigned agrees that he, she or it shall not be entitled to receive any merger consideration payable in connection with any of the Company Stock owned thereby until such time as Parent has received a duly executed Release from the undersigned.

3. Waiver of Certain Claims. The undersigned specifically acknowledges that he, she or it has read Section 9.1 of the Merger Agreement and agrees to be bound by the terms thereof.

4. Confidentiality. The undersigned agrees that, for the period of two (2) years from and after the Closing Date, he, she or it shall hold in strict confidence and will keep confidential all information regarding the Company, GFA Brands, Inc. and the Business and will not use or disclose any such information to any Person except: (a) with the prior written consent of Parent; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Parent prompt notice thereof so that Parent may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by the Shareholders or their representatives or employees; or (d) that the undersigned and his, her or its representatives may disclose to his, her or its tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for the undersigned and his, her or its representatives to prepare and file any and all tax filings for the undersigned.

C. Miscellaneous.

1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Merger Agreement.

2. Delivery. Delivery of the enclosed shares of Company Stock shall be effected, and risk of loss and title to such shares shall pass, only upon proper delivery thereof to the Company.

3. Successors and Assigns. All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy, and personal and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

4. Shareholders’ Representative. The undersigned hereby ratifies and confirms the appointment of TSG4, L.P. to act as the representative of the undersigned as described in Section 8.8 of the Merger Agreement.

5. Wire Transfer Instructions. Any amounts payable to the undersigned in connection with the consummation of the Merger shall be paid in accordance with the following wire transfer instructions:

[                                                                             ]

[The remainder of this page is intentionally blank.]

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

BOX B **********IMPORTANT – SIGN HERE********** (Also Complete Substitute Form W-9 Below or the appropriate Form W-8, as applicable) X (Signature(s) of Holder) Dated: , 2006

(Must be signed by registered holder exactly as name appears on certificate(s) or by person(s) authorized to become registered holder by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name:

(Please type or print)

Capacity (Full Title):

Address:

(Including zip code)

Area Code and Telephone No.:

Tax Identification or

Social Security No.:

GUARANTEE OF SIGNATURE

(See Instructions 1 and 4 to determine if guarantee is required)

Authorized Signature:

Name:

(Please type or print)

Address:

(Including zip code)

Full Title and Name of Firm:

(Please type or print)

Address of Firm:

(Including zip code)

Area Code and Telephone No.:

Dated:                                 , 2006

NOTE:	IF YOU ARE A UNITED STATES PERSON, FAILURE TO COMPLETE AND RETURN THIS FORM (OR THE APPROPRIATE FORM W-8, AS APPLICABLE) MAY RESULT IN IRS PENALTIES AND BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAX PAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.

BOX C

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) and Certification	Name: Address:	Individual/Sole Proprietor ☐ Partnership ☐ Corporation ☐ Other (specify) ☐ Exempt from backup withholding ☐

PART I. TAXPAYER IDENTIFICATION NUMBER (TIN)

Enter your TIN on the appropriate line. For individuals, this is your social security number (SSN). For other entities, it is your employer identification number (EIN). If awaiting a TIN, write “Applied For.”		SSN: or EIN:

PART II. CERTIFICATION

Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding either because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)    I am a U.S. person (including a U.S. resident alien).

CERTIFICATION INSTRUCTIONS—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Signature of U.S. person

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Date:                                 , 2006

NOTE: YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING (OR WILL SOON APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 28% of all reportable payments made to me will be withheld, but will be refunded to me if I provide a certified taxpayer identification number within 60 days of the date of the Substitute Form W-9.

Signature

Name (Please Print)	Date: , 2006

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:		Give the SOCIAL SECURITY number of:	For this type of account:		Give the EMPLOYER IDENTIFICATION number of:

1.	An individual’s account	The individual	6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title) (4)

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, any one of the individuals (1)	7.	Corporate account or LLC electing corporate status on Form 8832	The corporation

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8.	Partnership or multi-member LLC	The partnership

4.	a. The usual revocable savings trust account (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under State law	The grantor-trustee (1) The actual owner (1)	9.	Association, club, religious, charitable or educational or other tax-exempt organization	The organization

5.	Sole proprietorship account or single-owner LLC	The owner (3)	10.	A broker or registered nominee	The broker or nominee

			11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name. You may also enter your business or “doing business as” name. You may use either your social security number or, if you have one, your employer identification number.
(4)	List first and circle the name of the legal trust, estate or pension trust.

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a taxpayer identification number, apply for one immediately. To apply for an SSN, obtain Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses/ and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

To complete the Substitute Form W-9 if you do not have a TIN, write “Applied For” in the space provided for the TIN, complete the Certificate of Awaiting Taxpayer Identification Number, sign and date the form and return it to the Exchange Agent. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the Exchange Agent before you are subject to backup withholding on payments. The 60 day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until provide your TIN to the Exchange Agent.

Note: Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Payees Exempt From Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a), an individual retirement account, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

•	The United States or any agency or instrumentality thereof.

•	A State, the District of Columbia, a possession of the United States or any political subdivision or agency or instrumentality thereof.

•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•	An international organization or any agency or instrumentality thereof.

Payees specifically exempted from backup withholding on interest and dividend payments include the following:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.

•	A real estate investment trust.

•	A common trust fund operated by a bank under section 584(a).

•	An exempt charitable remainder trust or a non-exempt trust described in section 4947.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank of issue.

•	A middleman known in the investment community as a nominee or custodian.

Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THE SUBSTITUTE FORM W-9 WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. CHECK THE BOX MARKED “EXEMPT” IN PART II OF THE FORM AND RETURN IT TO THE PAYER.

Certain payments other than dividends that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A(a), 6045, 6050A, 6050N and their regulations.

Privacy Act Notice.—Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the number for identification purposes and to help verify the accuracy of tax returns. The IRS also may provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividends and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)	Misuse of Taxpayer Identification Numbers.—If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

INSTRUCTIONS

To comply with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this Information Statement is not intended or written to be used, and cannot be used by you, for the purposes of avoiding penalties that may be imposed on you under the Code; (b) such discussion is written in connection with the promotion or marketing by the Company of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

1. Guarantee of Signatures. No signature guarantee is required on this Letter of Transmittal if this Letter of Transmittal is signed by the registered holder(s) of Shares tendered herewith.

2. Delivery of Letter of Transmittal and Certificates. Certificates for all physically surrendered Shares (“Certificates”), as well as this Letter of Transmittal (or a manually signed facsimile hereof), properly completed and duly executed with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Company (as the surviving company of the combination – referred to as “we,” “us” or similar terms) at its address set forth herein. [The Company’s management has already collected your stock certificate(s), so you need not provide them with this Letter of Transmittal].

3. Inadequate Space. If the space provided herein is inadequate, the Certificate numbers and/or the number of Shares should be listed on a separate signed schedule attached hereto.

4. Signatures on Letter of Transmittal; Stock Powers and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any other change whatsoever.

If any of the Shares surrendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any of the surrendered Shares are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates. You will receive multiple Letters of Transmittal if this is applicable to you.

If this Letter of Transmittal is signed by a person other than the registered holder of the Certificates(s) listed or if this Letter of Transmittal is signed by the registered holder but payment is to be made to a person other than the registered holder, the Certificate(s) must be endorsed or accompanied by the appropriate stock powers, in either case signed exactly as the name or names of the registered holder appears on the Certificate(s).

If this Letter of Transmittal or any Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or any person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of such person’s authority to so act must be submitted.

5. Stock Transfer Taxes. The registered holder surrendering the Certificate(s) must remit to us any stock transfer taxes payable by reason of the payment of the merger consideration to a person other than the registered holder of the Certificate(s) surrendered, or must establish to our satisfaction that such tax has been paid or is not applicable.

6. Delivery of Certificates and/or Cash Payments. As soon as reasonably practicable after receipt of the undersigned’s properly completed Letter of Transmittal and surrendered Certificate(s) (or affidavit of loss or indemnity agreement in lieu thereof) and the closing of the Merger, we will pay by wire transfer the appropriate merger consideration to the person or entity at the address set forth in the Letter of Transmittal.

7. Backup Federal Income Tax Withholding and Substitute Form W-9. Under the “backup withholding” provisions of U.S. federal tax law, we may be required to withhold 28% of consideration paid for surrendered Shares. To prevent backup withholding, each surrendering holder who is a U.S. Person should complete and sign the Substitute Form W-9 below, and either: (a) provide the holder’s correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct (or that such holder is awaiting a TIN), and that (i) the holder has not been notified by the Internal Revenue Service (“IRS”) that the holder is subject to backup withholding as a result of failure to report all interest or dividends, or (ii) the IRS has notified the holder that the holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption.

If “Applied For” is written in Part I of the substitute Form W-9, please complete and sign the separate Certificate of Awaiting Taxpayer Identification Number, and we will retain 28% of any payment during the 60-day period following the date of the Substitute Form W-9. If the holder furnishes us with his or her TIN within 60 days of the date of the Substitute W-9, we will remit such amount retained during the 60-day period to the holder, and no further amounts will be retained or withheld from any payment made to the holder thereafter. If, however, the holder has not provided us with his or her TIN within such 60-day period, we will remit such previously retained amounts to the IRS as backup withholding and withhold 28% of any payment for the surrendered Shares made to the holder thereafter unless the holder furnishes a TIN to us prior to any such subsequent payment. In general, an individual’s TIN is the individual’s Social Security Number. If we are not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to a $50 penalty imposed by the IRS and backup withholding at a rate of 28%.

Failure to complete the Substitute Form W-9 will not, by itself, cause Shares to be deemed invalidly delivered, but may require us to withhold 28% of the amount of any payments for such Shares. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided the appropriate returns are filed with the IRS. Holders are urged to consult their own tax advisors.

8. Form W-8 for Non-U.S. Persons. Non-U.S. holders may not be subject to these backup withholding and reporting requirements. A non-U.S. holder must submit a properly completed appropriate IRS Form W-8, signed under the penalties of perjury, attesting to that holder’s non-U.S. holder status. The appropriate IRS form may be obtained via the IRS website at www.irs.gov. Holders are urged to consult their own tax advisors to ensure proper completion of the proper version of Form W-8.

9. Federal and State Income Tax Withholding. We may withhold federal and state income tax required to be withheld under applicable law from the amounts payable under the Merger Agreement. Holders are urged to consult their own tax advisors.

11. Holders who are Nominees. Any record holder of Certificate(s) may submit two or more Letters of Transmittal, each covering a portion of the Shares represented thereby, provided that such record holder submits with such Letters of Transmittal a certificate satisfactory to the effect that such record holder holds such shares as nominee for more than one owner.

12. Address Changes. If you anticipate changing your address in the near future, please keep us informed of your new address by sending us a revised Letter of Transmittal.

13. Miscellaneous. The terms and conditions of the Merger Agreement are incorporated herein by reference in their entirety and shall be deemed to form a part of the terms and conditions of this Letter of Transmittal.

EXHIBIT C

OFFICER’S CERTIFICATE

OF

BOULDER SPECIALTY BRANDS, INC.

This Certificate is delivered pursuant to Section 3.1(g) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of                 , 2006, by and among GFA Holdings, Inc., Shareholders’ Representative (as defined therein), Boulder Specialty Brands, Inc. (“Parent”) and BSB Acquisition Co., Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of Parent, and not individually, hereby certifies as follows:

1.	I am the duly elected, authorized and acting of Parent.

2. The representations and warranties set forth in Article VI of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respects as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct as of the date hereof has not had, individually or in the aggregate, a material adverse effect on the ability of Parent or the Merger Subsidiary to consummate the transactions contemplated by the Merger Agreement.

3. Parent and the Merger Subsidiary have each performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Exhibit A is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of Parent, which resolutions authorize Parent to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Exhibit B is a true and correct copy of resolutions duly adopted and approved at a meeting of the shareholders of Parent, which resolutions authorize Parent to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

6. Following are the names, titles and true signatures of the duly elected and acting officers of Parent authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the      day of             , 2006.

BOULDER SPECIALTY BRANDS, INC.

By:
Name: ,

Exhibit A

Board of Directors Resolutions

Exhibit B

Shareholder Resolutions

EXHIBIT D

OFFICER’S CERTIFICATE

OF

GFA HOLDINGS, INC.

This Certificate is delivered pursuant to Section 3.2(e) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of                 , 2006, by and among GFA Holdings, Inc. (“Holdings”), the Shareholders’ Representative (as defined therein), Boulder Specialty Brands, Inc. and BSB Acquisition Co., Inc.

The undersigned, in his capacity as an officer of Holdings, and not individually, hereby certifies as follows:

7.	I am the duly elected, authorized and acting of Holdings.

8. Each of the representations and warranties set forth in Article V of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respect as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement).

9. Holdings has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

10. Attached hereto as Exhibit A is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of Holdings, which resolutions authorize Holdings to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

11. Attached hereto as Exhibit B is a true and correct copy of resolutions duly adopted and approved at a meeting of the shareholders of Holdings, which resolutions authorize Holdings to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

12. Following are the names, titles and true signatures of the duly elected and acting officers of Holdings authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the      day of             , 2006.

GFA HOLDINGS, INC.

By:
Name:
Title:

Exhibit A

Board of Directors Resolutions

Exhibit B

Shareholder Resolutions

EXHIBIT E

RESIGNATION AND RELEASE

(to be signed by Robert and James Harris.)

THIS RESIGNATION AND RELEASE is given and delivered as of                 , 2006, by [                ], an adult resident of the State of                          (“Individual”), to and for the benefit of GFA Holdings, Inc., a Delaware corporation (“Holdings”), GFA Brands, Inc., a Delaware corporation (“GFA”), and the other parties listed herein and by Holdings, to and for the benefit of Individual.

WHEREAS, BSB Acquisition Co., Inc, a Delaware corporation (“BSB”), will be merged with and into Holdings pursuant to an Agreement and Plan of Merger dated as of                 , 2006 (the “Merger Agreement”), by and among Holdings, the Shareholders’ Representative (as defined therein), BSB and Boulder Specialty Brands, Inc., a Delaware corporation (“Boulder”), and, pursuant to the terms of the Merger Agreement, Boulder will become the sole shareholder of Holdings;

WHEREAS, the execution of this Resignation and Release is a condition to the obligations of BSB and Boulder to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, Individual is an officer and/or director of Holdings and/or GFA; and

WHEREAS, Individual and Holdings will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to BSB and Boulder to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

1. Resignation. Effective as of the effective time of the merger of BSB with and into Holdings as contemplated by the Merger Agreement (the “Effective Time”), Individual hereby voluntarily resigns his position as:

a.	a member of the Board of Directors of Holdings and/or GFA;

b.	a member of any committee of the Board of Directors of Holdings and/or GFA on which he serves;

c.	an officer of Holdings and/or GFA; and

d.	a representative of Holdings and/or GFA in any other capacity.

2. Release. Effective as of the Effective Time, Individual, on behalf of himself and each of his heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of Holdings, GFA, BSB and Boulder and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and Holdings (on behalf of itself and GFA Brands) hereby releases, forever discharges and covenants not to sue Individual, in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or the Individual, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of both parties, rights and claims arising under the Merger Agreement and the Extended Transitional Services Agreement dated July 21, 2006 or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, (b) in the case of Holdings’ and GFA’s release of Individual, claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with the Holdings or GFA (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of Holdings or GFA, and (c) in the case of the Individual’s release of the Company Releasees, rights and claims for indemnification pursuant to the certificate of incorporation or bylaws of Holdings or GFA.

3. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Individual and Holdings (on behalf of itself and GFA Brands) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Individual, or Individual in the case of the representation and warranty by Holdings, including, without limitation, any right to any compensation or any severance payments or any indemnification by Holdings or GFA. Individual is not aware of any events or circumstances that would serve as the basis for a Claim by Individual against any of the Company Releasees and Holdings is not aware of any events or circumstances that would serve as the basis for a Claim by Holdings or GFA Brands against Individual. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

4. Confidentiality. Individual agrees that, for the period of two (2) years from and after the Closing Date, he or she shall hold in strict confidence and will keep confidential all information regarding Holdings, GFA Brands, Inc. and the Business and will not use or disclose any such information to any person except: (a) with the prior written consent of Holdings; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Holdings prompt notice thereof so that Holdings may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Individual or his representatives; or (d) that Individual and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Individual and his or her representatives to prepare and file any and all tax filings for Individual.

5. Indemnity. Individual agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Individual and (b) any breach of any of the provisions of this Resignation and Release by Individual or his or its heirs, legal representatives, successors or assigns. Holdings agrees to (and agrees to cause GFA Brands to) indemnify and hold Individual harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Individual by or on behalf of Holdings or GFA Brands and (b) any breach of any of the provisions of this Resignation and Release by Holdings or its heirs, legal representatives, successors or assigns.

6. General.

a.	Each of Holdings and Individual represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of Holdings, GFA, BSB or Boulder, or any of their representatives in the case of Individual, or Individual in the case of Holdings, in connection with the execution and delivery of this Resignation and Release.

b.	Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c.	If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Individual has executed this Resignation and Release as of the day and year first written above.

[Name]

GFA HOLDINGS, INC

Name:
Title:

EXHIBIT E

RESIGNATION AND RELEASE

(to be signed by all other Officers and Directors)

THIS RESIGNATION AND RELEASE is given and delivered as of                 , 2006, by [                    ], an adult resident of the State of                         (“Individual”), to and for the benefit of GFA Holdings, Inc., a Delaware corporation (“Holdings”), GFA Brands, Inc., a Delaware corporation (“GFA”), and the other parties listed herein and by Holdings, to and for the benefit of Individual.

WHEREAS, BSB Acquisition Co., Inc, a Delaware corporation (“BSB”), will be merged with and into Holdings pursuant to an Agreement and Plan of Merger dated as of                 , 2006 (the “Merger Agreement”), by and among Holdings, the Shareholders’ Representative (as defined therein), BSB and Boulder Specialty Brands, Inc., a Delaware corporation (“Boulder”), and, pursuant to the terms of the Merger Agreement, Boulder will become the sole shareholder of Holdings;

WHEREAS, the execution of this Resignation and Release is a condition to the obligations of BSB and Boulder to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, Individual is an officer and/or director of Holdings and/or GFA; and

WHEREAS, Individual and Holdings will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to BSB and Boulder to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

7. Resignation. Effective as of the effective time of the merger of BSB with and into Holdings as contemplated by the Merger Agreement (the “Effective Time”), Individual hereby voluntarily resigns his position as:

a.	a member of the Board of Directors of Holdings and/or GFA;

b.	a member of any committee of the Board of Directors of Holdings and/or GFA on which he serves;

c.	an officer of Holdings and/or GFA; and

d.	a representative of Holdings and/or GFA in any other capacity.

8. Release. Effective as of the Effective Time, Individual, on behalf of himself and each of his heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of Holdings, GFA, BSB and Boulder and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and Holdings (on behalf of itself and GFA Brands) hereby releases, forever discharges and covenants not to sue Individual, in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or the Individual, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of each party, with respect to rights and claims arising under the Merger Agreement or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, (b) in the case of Holdings’ and GFA’s release of Individual, rights and claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with the Holdings or GFA (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of Holdings or GFA and (c) in the case of the Individual’s release of the Company Releasees, rights and claims arising from employment including any benefit plans and rights and claims for indemnification pursuant to the certificate of incorporation or bylaws of Holdings or GFA.

9. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Individual and Holdings (on behalf of itself and GFA Brands) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Individual, or Individual in the case of the representation and warranty by Holdings, including, without limitation, any right to any compensation or any severance payments or any indemnification by Holdings or GFA. Individual is not aware of any events or circumstances that would serve as the basis for a Claim by Individual against any of the Company Releasees and Holdings is not aware of any events or circumstances that would serve as the basis for a Claim by Holdings or GFA Brands against Individual. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

10. Confidentiality. Individual agrees that, for the period of two (2) years from and after the Closing Date, he or she shall hold in strict confidence and will keep confidential all information regarding Holdings, GFA Brands, Inc. and the Business and will not use or disclose any such information to any person except: (a) with the prior written consent of Holdings; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Holdings prompt notice thereof so that Holdings may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Individual or his representatives; or (d) that Individual and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Individual and his or her representatives to prepare and file any and all tax filings for Individual.

11. Indemnity. Individual agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Individual and (b) any breach of any of the provisions of this Resignation and Release by Individual or his or its heirs, legal representatives, successors or assigns. Holdings agrees to (and agrees to cause GFA Brands to) indemnify and hold Individual harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Individual by or on behalf of Holdings or GFA Brands and (b) any breach of any of the provisions of this Resignation and Release by Holdings or its heirs, legal representatives, successors or assigns.

12. General.

a.	Each of Holdings and Individual represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of Holdings, GFA, BSB or Boulder, or any of their representatives in the case of Individual, or Individual in the case of Holdings, in connection with the execution and delivery of this Resignation and Release.

b.	Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c.	If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Individual has executed this Resignation and Release as of the day and year first written above.

[Name]

GFA HOLDINGS, INC

Name:
Title:

EXHIBIT F

RELEASE

(to be signed by Fitness Foods, Inc.)

THIS RELEASE is given and delivered as of                 , 200_, by [            ], a                          (“Shareholder”), to and for the benefit of GFA Holdings, Inc., a Delaware corporation (“Holdings”), GFA Brands, Inc., a Delaware corporation (“GFA”), and the other parties listed herein and by Holdings, to and for the benefit of Shareholder.

WHEREAS, BSB Acquisition Co., Inc, a Delaware corporation (“BSB”), will be merged with and into Holdings pursuant to an Agreement and Plan of Merger dated as of                 , 2006 (the “Merger Agreement”), by and among Holdings, the Shareholders’ Representative (as defined therein), BSB and Boulder Specialty Brands, Inc., a Delaware corporation (“Boulder”), and, pursuant to the terms of the Merger Agreement, Boulder will become the sole shareholder of Holdings;

WHEREAS, the execution of this Release is a condition to the payment of the merger consideration payable pursuant to the Merger Agreement;

WHEREAS, Shareholder is a shareholder of Holdings; and

WHEREAS, Shareholder and Holdings will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to BSB and Boulder to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

13. Release. Effective as of the effective time of the merger of BSB with and into Holdings as contemplated by the Merger Agreement (the “Effective Time”), Shareholder, on behalf of himself, herself or itself and each of his, her or its heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of Holdings, GFA, BSB and Boulder and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and Holdings (on behalf of itself and GFA Brands) hereby releases, forever discharges and covenants not to sue Shareholder, in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or Shareholder, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of both parties, rights and claims arising under the Merger Agreement and the Extended Transitional Services Agreement dated July 21, 2006 or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, (b) in the case of Holdings’ and GFA’s release of Shareholder, rights and claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with Holdings or GFA (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of Holdings or GFA, and (c) in the case of the Shareholder’s release of the Company Releasees, rights and claims of such Shareholder or affiliate for indemnification pursuant to the certificate of incorporation or bylaws of Holdings or GFA.

14. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Shareholder and Holdings (on behalf of itself and GFA Brands) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Shareholder, or Shareholder in the case of the representation and warranty by Holdings, including, without limitation any indemnification by Holdings or GFA. Shareholder is not aware of any events or circumstances that would serve as the basis for a Claim by Shareholder against any of the Company Releasees and Holdings is not aware of any events or circumstances that would serve as the basis for a Claim by Holdings or GFA Brands against Shareholder. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

15. Confidentiality. Shareholder agrees that, for the period of two (2) years from and after the Closing Date, he, she or it shall hold in strict confidence and will keep confidential all information regarding Holdings, GFA Brands, Inc. and the Business and will not use or disclose any such information to any person except: (a) with the prior written consent of Holdings; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Holdings prompt notice thereof so that Holdings may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Shareholder or his, her or its representatives; or (d) that Shareholder and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Shareholder and his or her representatives to prepare and file any and all tax filings for Individual.

16. Indemnity. Shareholder agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Shareholder and (b) any breach of any of the provisions of this Resignation and Release by Shareholder or his or its heirs, legal representatives, successors or assigns. Holdings agrees to (and agrees to cause GFA Brands to) indemnify and hold Shareholder harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Shareholder by or on behalf of Holdings or GFA Brands and (b) any breach of any of the provisions of this Resignation and Release by Holdings or its heirs, legal representatives, successors or assigns.

17. General.

a.	Each of Holdings and Shareholder represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of Holdings, GFA, BSB or Boulder, or any of their representatives in the case of Shareholder, or Shareholder in the case of Holdings, in connection with the execution and delivery of this Resignation and Release.

b.	Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c.	If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Shareholder has executed this Release as of the day and year first written above.

[Name]

GFA HOLDINGS, INC

Name:
Title:

EXHIBIT F

RELEASE

(to be signed by all employee Shareholders)

THIS RELEASE is given and delivered as of                 , 200_, by [            ], a                          (“Shareholder”), to and for the benefit of GFA Holdings, Inc., a Delaware corporation (“Holdings”), GFA Brands, Inc., a Delaware corporation (“GFA”), and the other parties listed herein and by Holdings, to and for the benefit of Shareholder.

WHEREAS, BSB Acquisition Co., Inc, a Delaware corporation (“BSB”), will be merged with and into Holdings pursuant to an Agreement and Plan of Merger dated as of                 , 2006 (the “Merger Agreement”), by and among Holdings, the Shareholders’ Representative (as defined therein), BSB and Boulder Specialty Brands, Inc., a Delaware corporation (“Boulder”), and, pursuant to the terms of the Merger Agreement, Boulder will become the sole shareholder of Holdings;

WHEREAS, the execution of this Release is a condition to the payment of the merger consideration payable pursuant to the Merger Agreement;

WHEREAS, Shareholder is a shareholder of Holdings; and

WHEREAS, Shareholder and Holdings will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to BSB and Boulder to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

18. Release. Effective as of the effective time of the merger of BSB with and into Holdings as contemplated by the Merger Agreement (the “Effective Time”), Shareholder, on behalf of himself, herself or itself and each of his, her or its heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of Holdings, GFA, BSB and Boulder and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and Holdings (on behalf of itself and GFA Brands) hereby releases, forever discharges and covenants not to sue Shareholder (but only in such Shareholder’s capacity as a shareholder), in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or Shareholder, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of both parties, rights arising under the Merger Agreement or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, (b) in the case of Holdings’ and GFA’s release of Shareholder, rights and claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with the Holdings or GFA (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of Holdings or GFA and (c) in cases in which Shareholder or any affiliate Shareholder is an employee of a Holdings or GFA, (i) rights and claims arising from employment including any benefit plans and (ii) rights and claims for indemnification pursuant to the certificate of incorporation or bylaws of Holdings or GFA.

19. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Shareholder and Holdings (on behalf of itself and GFA Brands) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Shareholder, or Shareholder in the case of the representation and warranty by Holdings, including, without limitation any indemnification by Holdings or GFA. Shareholder is not aware of any events or circumstances that would serve as the basis for a Claim by Shareholder against any of the Company Releasees and Holdings is not aware of any events or circumstances that would serve as the basis for a Claim by Holdings or GFA Brands against Shareholder. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

20. Confidentiality. Shareholder agrees that, for the period of two (2) years from and after the Closing Date, he, she or it shall hold in strict confidence and will keep confidential all information regarding Holdings, GFA Brands, Inc. and the Business and will not use or disclose any such information to any person except: (a) with the prior written consent of Holdings; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Holdings prompt notice thereof so that Holdings may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Shareholder or his, her or its representatives; or (d) that Shareholder and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Shareholder and his or her representatives to prepare and file any and all tax filings for Individual.

21. Indemnity. Shareholder agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Shareholder and (b) any breach of any of the provisions of this Resignation and Release by Shareholder or his or its heirs, legal representatives, successors or assigns. Holdings agrees to (and agrees to cause GFA Brands to) indemnify and hold Shareholder harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Shareholder by or on behalf of Holdings or GFA Brands and (b) any breach of any of the provisions of this Resignation and Release by Holdings or its heirs, legal representatives, successors or assigns.

22. General.

a.	Each of Holdings and Shareholder represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of Holdings, GFA, BSB or Boulder, or any of their representatives in the case of Shareholder, or Shareholder in the case of Holdings, in connection with the execution and delivery of this Resignation and Release.

b.	Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c.	If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Shareholder has executed this Release as of the day and year first written above.

[Name]

GFA HOLDINGS, INC

Name:
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